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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CBL & ASSOCIATES PROPERTIES, INC.

(Exact name of registrant as specified in governing instruments)

CBL Center

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421
(423) 855-0001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffery V. Curry

Chief Legal Officer and Secretary

CBL Center

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421
(423) 855-0001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven R. Barrett, Esq.
Husch Blackwell LLP
736 Georgia Ave., Suite 300
Chattanooga, Tennessee 37402
(432) 266-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	12,380,260	$28.38	(2)	$351,351,779	(2)	32,570.31

Total				$351,351,779		$32,570.31

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, $0.001 par value per share, that may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sales prices of the registrant's Common Stock on the New York Stock Exchange on May 3, 2022 which date is within five business days prior to filing this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MAY 6, 2022

PROSPECTUS

Up to 12,380,260 Shares

CBL & ASSOCIATES PROPERTIES, INC.

Common Stock

This prospectus relates solely to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in this prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share, of CBL & Associates Properties, Inc. (“CBL,” the “Company,” ”we,” “our” or “us”) consisting of (i) shares of common stock issued to the Selling Stockholders in connection with and pursuant to the terms of the Third Amended Joint Chapter 11 Plan of the Company and its affiliated debtors dated August 11, 2021 (the “Plan”) and the Company’s emergence from bankruptcy effective November 1, 2021 and (ii) shares of common stock issued to the Selling Stockholders in connection with our exercise of the optional exchange right under the exchangeable senior secured exchange notes issued by an affiliate of the Company to the Selling Stockholders (the “Exchangeable Notes”) pursuant to the senior secured exchangeable notes indenture entered into pursuant to and in accordance with the terms of the Plan.  Pursuant to the Plan, we agreed to register the shares of common stock issued to the Selling Stockholders under the Plan and the shares issued to the Selling Stockholders in connection with the exchange of the Exchangeable Notes pursuant to the terms of a Registration Rights Agreement between the Selling Stockholders and the Company dated November 1, 2021.

The Selling Stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled "Plan of Distribution" beginning on page 10.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the shares of common stock registered will be sold by the Selling Stockholders. We expect that the offering price for our common stock will be based on the prevailing market price of our common stock at the time of sale. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.”  On May 3, 2022, the last sale price of our common stock, as reported on the NYSE was $28.81 per share.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by this prospectus.

Beginning with our taxable year ended December 31, 1993, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. Shares of our common stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our Certificate of Incorporation contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.9% ownership limit of our common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” beginning on page 22 of this prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of the risks that should be considered in connection with your investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Dated May [●], 2022

ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) and that includes exhibits that provide more detail of the matters discussed in this prospectus. The exhibits to our registration statement and documents incorporated by reference herein and therein contain the full text of certain contracts and other important documents that we have summarized in this prospectus or in such documents, or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by the Selling Stockholders, you should review the full text of these documents. The registration statement, the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Additional Information” and “Incorporation by Reference.”  You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Additional Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information contained in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

In this prospectus, we use the terms “the Company,” “we,” “our” and “us” to refer to CBL & Associates Properties, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company, and the term “Operating Partnership” to refer to CBL & Associates Limited Partnership. The term “you” refers to a prospective investor.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our common stock. To fully understand this offering, you should carefully read this entire prospectus, including the risks discussed under the caption “Risk Factors” and our financial statements and the related notes, which are incorporated by reference herein, before you decide to invest in shares of our common stock.

Unless the context otherwise requires or indicates, references in this prospectus to “us,” “we,” “our” or “our Company” refer to CBL & Associates Properties, Inc., a Delaware corporation, together with its consolidated subsidiaries, including CBL & Associates Limited Partnership, a Delaware limited partnership, which we refer to as our “Operating Partnership.” As used in this prospectus, an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

Our Company

Overview

CBL & Associates Properties, Inc. (“CBL”) was organized on July 13, 1993, as a Delaware corporation, to acquire substantially all the real estate properties owned by CBL & Associates, Inc., which was formed by Charles B. Lebovitz in 1978, and by certain of its related parties. On November 3, 1993, CBL completed an initial public offering. Simultaneously with the completion of the initial public offering, CBL & Associates, Inc., its shareholders and affiliates and certain senior officers of the Company (collectively, “CBL’s Predecessor”) transferred substantially all of their interests in its real estate properties to CBL & Associates Limited Partnership (the “Operating Partnership”) in exchange for common units of limited partner interest in the Operating Partnership. At December 31, 2021, CBL’s Predecessor no longer owned any limited partner interest and third parties owned a 0.1% limited partner interest in the Operating Partnership.

We are a self-managed, self-administered, fully integrated REIT. We own, develop, acquire, lease, manage, and operate regional shopping malls, outlet centers, lifestyle centers, open-air centers and other properties. We own interests in 94 properties, consisting of 50 malls, 29 open-air centers, five outlet centers, five lifestyle centers and five other properties, including single-tenant and multi-tenant outparcels (collectively, the “Properties”). Our shopping centers are located in 24 states, and are primarily in the southeastern and midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.  See “Material U.S. Federal Income Tax Considerations.”

We conduct substantially all our business through the Operating Partnership, which is a variable interest entity. Our ownership in the Operating Partnership is held through two wholly owned subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. CBL Holdings II, Inc. is a qualified REIT subsidiary. CBL Holdings I, Inc. is the sole general partner of the Operating Partnership. At December 31, 2021, CBL Holdings I, Inc. owned a 1.0% general partner interest and CBL Holdings II, Inc. owned a 98.9% limited partner interest in the Operating Partnership, for a combined interest held by us of 99.9%.

Each limited partner in the Operating Partnership has the right to exchange all or a portion of its common units for shares of CBL's common stock, or at the Company's election, their cash equivalent. When an exchange for common stock occurs, the Company assumes the limited partner's common units in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of common units exchanged by the limited partner. If the Company elects to pay cash, the amount of cash paid by the Operating Partnership to redeem the limited partner's common units will be based on the five-day trailing average of the trading price, at the time of exchange, of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the common units nor the shares of CBL's common stock are subject to any right of mandatory redemption.

We conduct our property management and development activities through CBL & Associates Management, Inc. (the “Management Company”) to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Operating Partnership indirectly owns 100% of the Management Company’s outstanding stock.

The Management Company manages all but 11 of the Properties which are owned by consolidated and unconsolidated joint ventures. All of these Properties are managed by a property manager that is affiliated with the third-party partner, which receives a fee for its services. The third-party partner of each of these properties controls the cash flow distributions, although our approval is required for certain major decisions.

Emergence from Bankruptcy

 On August 18, 2020, the Company entered into a Restructuring Support Agreement, (the “Original RSA”) with certain beneficial owners and/or investment advisors or managers of discretionary funds, accounts or other entities for the holders of beneficial owners (the “Consenting Noteholders”) representing in excess of 62%, including joining noteholders pursuant to joinder agreements, of the aggregate principal amount of the $450.0 million of senior unsecured notes issued by the Operating Partnership in November 2013 that bear interest at 5.25% and mature on December 1, 2023 (the “2023 Notes”), the $300.0 million of senior unsecured notes issued by the Operating Partnership in October 2014 that bear interest at 4.60% and mature on October 15, 2024

(the “2024 Notes”) and the $625.0 million of senior unsecured notes issued by the Operating Partnership in December 2016 and September 2017 that bear interest at 5.95% and mature on December 15, 2026 (the “2026 Notes” and, collectively with the 2023 Notes and 2024 Notes, the "Notes").

Beginning on November 1, 2020, CBL and the Operating Partnership, together with certain of its direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Bankruptcy Court authorized the Debtors to continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code. The Chapter 11 Cases are being jointly administered for procedural purposes only under the caption In re CBL & Associates Properties, Inc., et al., Case No. 20-35226.

In connection with the Chapter 11 Cases, on August 11, 2021, the Bankruptcy Court entered an order, Docket No.1397 (Confirmation Order), confirming the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Plan”).

On November 1, 2021 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Debtors emerged from the Chapter 11 Cases. The Company filed a notice of the Effective Date of the Plan with the Bankruptcy Court on November 1, 2021. Following the Effective Date, certain of the Debtor’s Chapter 11 Cases remain open to administer claims pursuant to the Plan.

The filing of the Chapter 11 Cases constituted an event of default that resulted in certain monetary obligations becoming immediately due and payable with respect to the secured credit facility and the senior unsecured notes. The filing of the Chapter 11 Cases also constituted an event of default with respect to certain property-level debt of the Operating Partnership’s subsidiaries, which may have resulted in the automatic acceleration of certain monetary obligations or may give the applicable lender the right to accelerate such amounts. Due to the Chapter 11 Cases, however, the creditors’ ability to exercise remedies against the Debtors under their respective credit agreements and debt instruments was stayed as of the date of the Chapter 11 petition and continuing throughout the administration of the Chapter 11 Cases through the Effective Date.

On the Effective Date, in exchange for their approximately $1,375.0 million in principal amount of senior unsecured notes and $133.0 million in principal amount of the secured credit facility, Consenting Noteholders, other noteholders, and certain holders of unsecured claims against the Company received, in the aggregate, $95.0 million in cash, $455.0 million of new senior secured notes, $100.0 million of new exchangeable secured notes, based upon the election by certain Consenting Noteholders, and 89% in common equity of the newly reorganized company (subject to dilution, as set forth in the Plan). Certain Consenting Noteholders also provided $50.0 million of new money in exchange for additional new exchangeable secured notes. Pursuant to the Plan the remaining lenders of the senior secured credit facility, holding $983.7 million in principal amount, received $100.0 million in cash and a new $883.7 million secured term loan. Existing common shareholders received 5.5% of common equity in the newly reorganized company and preferred shareholders also received 5.5% of common equity in the newly reorganized company. On the Effective Date, the Company had an aggregate 20,000,000 shares of new common stock issued (on a fully diluted basis after giving effect to any future election to exchange all new limited partnership interests for new common stock). In November 2021, we redeemed $60.0 million in principal amount of the new senior secured notes.

On the Effective Date, all prior equity interests of the Company issued and outstanding immediately prior to the Effective Date, including (1) CBL’s old common stock, par value $0.01 per share and CBL’s old preferred stock and related depositary shares and (2) the Operating Partnership’s old limited partnership common interests and special common interests and the old limited partnership preferred interests related to the CBL’s preferred stock, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect. On November 2, 2021, the newly issued common stock of the reorganized company commenced trading on the NYSE under the symbol CBL.

Exchangeable Notes Indenture

On the Effective Date, CBL & Associates HoldCo II, LLC (“HoldCo II”), a wholly owned subsidiary of the Operating Partnership, entered into a secured exchangeable notes indenture relating to the issuance of 7.0% exchangeable senior secured notes due 2028 (the “Exchangeable Notes”) in an aggregate principal amount of $150.0 million. The Exchangeable Notes mature November 15, 2028 and bear interest at a rate of 7.0% per annum, payable semi-annually on November 15 and May 15, beginning May 15, 2022.

The Exchangeable Notes are secured by first priority perfected liens on certain personal and real property assets owned as of the Effective Date by Holdco II and certain of its subsidiaries and certain assets of HoldCo II and each of its subsidiaries acquired after the Effective Date.

The Exchangeable Notes indenture contains customary affirmative covenants, including covenants regarding the maintenance of insurance and reporting requirements, and negative covenants, including covenants limiting the ability of HoldCo II and certain of its subsidiaries to, among other things, incur debt, grant liens, enter into transactions with affiliates and sell or dispose of assets.

On December 1, 2021, Holdco II exercised its optional exchange right with respect to all of the $150.0 million aggregate principal amount of the Exchangeable Notes. The exchange date was January 28, 2022, and settlement occurred on February 1, 2022.

Per the terms of the indenture governing the Exchangeable Notes, HoldCo II elected to settle the exchange in shares of our common stock plus cash in lieu of fractional shares. As a result, on February 1, 2022, we issued 10,982,795 shares of common stock to holders of the Exchangeable Notes in satisfaction of principal, accrued interest and the make-whole payment, and all the Exchangeable Notes were cancelled in accordance with the terms of the indenture.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company and certain holders of the newly issued shares of our common stock executed the Registration Rights Agreement.

Pursuant to the registration rights agreement, the Company agreed to file with the Securities and Exchange Commission (the “SEC”) an initial shelf registration statement on Form S-11 as soon as practicable after the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 (including any portions thereof that are incorporated by reference into such Form 10-K from the Company’s definitive proxy statement for the Company’s 2022 annual meeting of shareholders), and to use reasonable best efforts to substitute this with a shelf registration on Form S-3 as soon as reasonably practicable following the Company’s becoming eligible to use such form. Any holder or group of holders will have the right to request that the Company include some or all the shares of new common stock held by them, including shares of new common stock issuable upon the exchange or conversion of the Exchangeable Notes, in such initial shelf registration statement or shelf registration statement. The Company also agreed to file a “demand” shelf registration statement, or to facilitate a “takedown” of registrable securities in the form of an underwritten offering under any existing shelf registration statement, to the extent that (1) the registrable securities sought to be sold equal at least 5% of all outstanding shares of new common stock on the date of any such request or (2) the anticipated aggregate gross offering price of such registrable securities is at least $25,000 (prior to the deduction of any underwriting discounts and commissions). The Company shall also not be required to file a “demand” registration statement if (a) the registrable securities proposed to be sold are already covered by an existing and effective registration statement that may utilized for the offer and sale of such registrable securities, or (b) there have previously been more than 6 such demands in the aggregate.

Distribution Policy

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual taxable income (excluding net capital gains and income from operations or sales through a taxable REIT subsidiary, or TRS). Prior to the Chapter 11 Cases, during 2019 our board of directors suspended all dividend payments on the Company’s then-outstanding equity securities and distributions with respect to the Operating Partnership’s then-outstanding equity securities. The decision to declare and pay dividends on any outstanding shares of our common stock, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors and will depend on our earnings, taxable income, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our then-current indebtedness, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Delaware law and such other factors as our board of directors deems relevant. Any dividends payable will be determined by our board of directors based upon the circumstances at the time of declaration. We intend to continue to operate our business in a manner that will allow us to qualify as a REIT for U.S. federal income tax requirements.

REIT Status

Beginning with our taxable year ended December 31, 1993, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we currently distribute to our stockholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders. If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs. We may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. Moreover, we have created a TRS and may create additional TRSs, and such TRSs generally will be subject to federal income taxation and to various other taxes.  See “Material U.S. Federal Income Tax Considerations.”

Summary Risk Factors

An investment in our common stock involves a number of risks. You should carefully consider the matters discussed under the heading “Risk Factors,” beginning on page 6 of this prospectus and in the section titled “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021(the “2021 Annual Report”) filed with the SEC on March 31, 2022 prior to deciding whether to invest in our common stock.. The following is a summary of the material risk factors included in our 2021 Annual Report incorporated by reference into this prospectus.  For a more complete understanding of our material risk factors, this summary should be read in conjunction with the detailed description of our risk factors set forth in our 2021 Annual Report.

Risks Related to Our Emergence from Bankruptcy

•	We recently emerged from bankruptcy, which may adversely affect our business.
•

Upon emergence from bankruptcy, the composition of our board of directors changed significantly. Additionally, our historical financial information may not be indicative of our future financial performance.

•	Transfers or issuances of equity may impair our ability to utilize the existing tax basis in our assets, our federal income tax net operating loss carryforwards and other tax attributes.

Risks Related to Real Estate Investments and Our Business

•

The evolving effects of the COVID-19 pandemic, and governmental responses thereto, have, and could continue to, materially and adversely impact or disrupt our financial condition, results of operations, cash flows and performance, as could any future outbreak of another highly infectious or contagious disease.

•

Real property investments are subject to various risks, many of which are beyond our control, which could cause declines in the revenues and/or underlying value of one or more of our Properties. These include, among others:

➣

Adverse changes to national, regional and local economic conditions, including increased volatility in the capital and credit markets, as well as changes in consumer confidence and consumer spending patterns.

➣	Possible inability to lease space in our Properties on favorable terms, or at all.
➣	Potential loss of one or more significant tenants, due to bankruptcies or consolidations in the retail industry.
➣	Local real estate market conditions, and the illiquidity of real estate investments.
➣	Adverse changes that cause us not to proceed with certain developments, redevelopments or expansions.
➣	Increased operating costs, such as repairs and maintenance, real property taxes, utility rates and insurance.
➣	Adverse changes in governmental regulations and related costs, including potential significant costs related to compliance with environmental laws.
➣	Competition from other retail facilities, and from alternatives to traditional retail such as online shopping.
•	Certain of our Properties are subject to ownership interests held by third parties, whose interests may conflict with ours.
•	Bankruptcy of joint venture partners could impose delays and costs on us with respect to jointly owned retail Properties.
•

We identified a material weakness in internal control over financial reporting, which we may not remediate on a timely basis, and we may identify additional material weaknesses, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations.

•	Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations.
•	Social unrest and acts of vandalism or violence could adversely affect our business operations.
•

Increased expenses, decreased occupancy rates, tenants converting to gross leases and requesting deferrals and rent abatements may not allow us to recover the majority of our CAM, real estate taxes and other operating expenses.

•	Our Properties may be subject to impairment charges which could adversely affect our financial results.
•

While cybersecurity attacks, to date, have not materially impacted our financial results, future cyber-attacks, cyber intrusions or other disruptions of our information technology networks could disrupt our operations, compromise confidential information and adversely impact our financial condition.

•	Pending litigation could distract our officers from attending to the Company’s business and could have a material adverse effect on our business, financial condition and results of operation.
•	Inflation may adversely affect our financial condition and results of operations.
•	Uninsured losses could adversely affect us, and in the future our insurance may not cover acts of terrorism.
•	We face possible risks associated with climate change.

Risks Related to Debt and Financial Markets

•	A deterioration of the capital and credit markets could adversely affect our ability to access funds and the capital needed to refinance debt or obtain new debt.
•	Our indebtedness is substantial and could impair our ability to obtain additional financing.
•

Rising interest rates could both increase our borrowing costs, thereby adversely affecting our cash flows and the amounts available for distributions to our stockholders, and decrease our stock price, if investors seek higher yields through other investments.

•	We may be adversely affected by the discontinuation of LIBOR.
•	The agreements governing our debt contain various covenants that impose restrictions on us that may affect our ability to operate our business.
•	Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of indebtedness and lenders to return payments received from guarantors.

Risks Related to Dividends and Our Stock

•	We cannot assure you of our ability to pay dividends or distributions in the future or the amount of any dividends or distributions.
•	We currently are not eligible to register the offer and sale of securities on SEC Form S-3.

•	Our ability to pay dividends on our common stock depends on the distributions we receive from our Operating Partnership, through which we conduct substantially all our business.

Risks Related to Geographic Concentrations

•

Our Properties are located principally in the southeastern and midwestern United States, so our business is subject generally to economic conditions in these regions and, in particular, to adverse economic developments affecting the operating results of Properties in our five largest markets.

Risks Related to Federal Income Tax Laws

•	We conduct a portion of our business through taxable REIT subsidiaries, which are subject to certain tax risks.
•	Complying with REIT requirements might cause us to forego otherwise attractive opportunities, and failing to qualify as a REIT would reduce our funds available for distribution to stockholders.
•

Transfers of our capital stock to any person in excess of the ownership limits necessary to maintain our status as a REIT would be deemed void ab initio, and those shares would automatically be transferred to the Company as trustee of a charitable trust.

•	We must satisfy minimum distribution requirements to maintain our status as a REIT, which may limit the amount of cash available for use in growing our business.

Risks Related to Our Organizational Structure

•

The ownership limit described above, as well as certain provisions in our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Fourth Amended and Restated Bylaws (our “Bylaws”), may hinder any attempt to acquire us.

•	Our Certificate of Incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities identified by our non‐employee directors and their affiliates.
•	Certain ownership interests held by members of our senior management may tend to create conflicts of interest between such individuals and the interests of the Company and our Operating Partnership.

Corporate Information

We were incorporated on July 13, 1993 under the laws of the State of Delaware for the purpose of raising capital and acquiring a diverse portfolio of real estate assets. Our principal executive offices are located at CBL Center, 2030 Hamilton Place Boulevard, Suite 500, Chattanooga, Tennessee 37421. Our telephone number is (423) 855-0001.

The Offering

Issuer:	CBL & Associates Properties, Inc.
Securities Being Offered by the Selling Stockholders:	Up to 12,380,260 shares of our common stock.
Offering Price:

The Selling Stockholders may offer, sell, or distribute all or a portion of the shares of common stock registered hereby either through public or private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Risk Factors:

The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” for a discussion of the factors you should consider carefully before making an investment decision.

Shares of our Common Stock Issued and Outstanding Prior to the Offering:	31,807,477
Use of Proceeds:

We will not receive proceeds from the sale of the shares of common stock by the Selling Stockholders. We have agreed to bear the expenses relating to the registration of the Securities of the Selling Stockholders. See “Use of Proceeds.”

Trading Symbol:	Our common stock is currently quoted on the NYSE under the symbol “CBL.”

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risk factors, together with the risks described under “Risk Factors” in our 2021 Annual Report on Form 10-K for the year ended December 31, 2021(the “2021 Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022   incorporated by reference into this prospectus, in addition to the other information contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus and the information incorporated by reference herein and therein, before purchasing our common stock. The risks and uncertainties described in this prospectus and our 2021 Annual Report are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our financial results and business operations. If any of the events or circumstances described in the risk factors actually occur our business may suffer, the trading price of our common stock or other securities could decline and you could lose all or part of your investment. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The resale of shares of our common stock by the Selling Stockholders could adversely affect the prevailing market price of our common stock.

We are registering 12,380,260 shares of our common stock for resale by the Selling Stockholders. The number of shares ultimately offered for sale by the Selling Stockholders under this prospectus is dependent upon the number of shares the Selling Stockholders elect to sell from time to time. Depending upon market liquidity at the time, sales of shares of our common stock by the Selling Stockholders may cause the trading price of our common stock to decline. The Selling Stockholders may sell all, some, or none of the shares of our common stock that they hold. The sale of a substantial number of shares of our common stock by the Selling Stockholders in this offering, or the anticipation of such sales, could make it more difficult for us to sell our equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or equity securities, including medium-term notes, senior or subordinated notes and additional classes or series of preferred stock. Upon liquidation, holders of any debt securities or shares of preferred stock that we issue in the future and lenders with respect to other borrowings would be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Any shares of preferred stock we issue in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offering. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other material we have filed or will file with the SEC contain, or will contain, “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact should be considered to be forward-looking statements. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this report.  The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Currently, a significant factor that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the COVID-19 pandemic, and state and/or local regulatory responses to control it, on our financial condition, operating results and cash flows, our tenants and their customers, the real estate market in which we operate, the global economy and the financial markets. The extent to which the COVID-19 pandemic impacts us and our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the direct and indirect economic effects of the pandemic and containment measures, and potential changes in consumer behavior, among others. Such known risks and uncertainties include, without limitation:

•	general industry, economic and business conditions;
•	interest rate fluctuations;
•	costs and availability of capital, including debt, and capital requirements;
•	costs and availability of real estate;
•	inability to consummate acquisition opportunities and other risks associated with acquisitions;
•	competition from other companies and retail formats;
•	changes in retail demand and rental rates in our markets;
•	shifts in customer demands including the impact of online shopping;
•	tenant bankruptcies or store closings;
•	changes in vacancy rates at our properties;
•	changes in operating expenses;
•	changes in applicable laws, rules and regulations;
•	disposition of real property;
•	uncertainty and economic impact of pandemics, epidemics or other public health emergencies or fear of such events, such as the recent COVID-19 pandemic;
•	cyber-attacks or acts of cyber-terrorism;
•

the ability to obtain suitable equity and/or debt financing and the continued availability of financing, in the amounts and on the terms necessary to support our future refinancing requirements and business; and

•	other risks referenced from time to time in filings with the SEC and those factors listed or incorporated by reference into this prospectus.

This list of risks and uncertainties is only a summary and is not intended to be exhaustive. A discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in “Risk Factors” of this prospectus. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders pursuant to this prospectus. We will bear all other costs, fees, and expenses incurred by us, or by the Selling Stockholders, in effecting the registration of the shares of common stock covered by this prospectus; provided, however, that each Selling Stockholder will pay all underwriting discounts or commissions and transfer taxes, if any.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine the price at which they may sell the of common stock offered by this prospectus, and such sales may be made at fixed prices, market prices prevailing at the time of sale, varying prices determined at the time of sale, or at negotiated prices.

THE SELLING STOCKHOLDERS

References to Selling Stockholders in this prospectus means the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale. Except as noted in this prospectus or our definitive proxy statement filed with the SEC with respect to our Annual Meeting of Stockholders to be held May 26, 2022 (the “2022 Proxy Statement”) incorporated by reference into this prospectus, including the sections of the 2022 Proxy Statement entitled “Director Nominees,” “Director Independence,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related

Person Transactions,” none of the Selling Stockholders have, or within the past three years have had, any material relationship with us or any of our predecessors or affiliates and the Selling Stockholder.

The 12,380,260 shares of our common stock being registered for resale under this prospectus include (i) 6,218,395 shares of common stock issued to the Selling Stockholders in connection with and pursuant to the terms of the Third Amended Joint Chapter 11 Plan of the Company and its affiliated debtors dated August 11, 2021 (the “Plan”) and the Company’s emergence from bankruptcy effective November 1, 2021 and (ii) 6,161,865 shares of common stock issued to the Selling Stockholders in connection with our exercise of the optional exchange right under the exchangeable senior secured exchange notes issued by an affiliate of the Company to the Selling Stockholders (the “Exchangeable Notes”) pursuant to the senior secured exchangeable notes indenture entered into pursuant to and in accordance with the terms of the Plan.

We are registering the resale of certain of the shares of common stock in accordance with our contractual obligations under a registration rights agreement with the Selling Stockholders.  Pursuant to the Plan, we agreed to register the shares of common stock issued to the Selling Stockholders under the Plan and the shares issued to the Selling Stockholders in connection with the exchange of the Exchangeable Notes pursuant to the terms of the Registration Rights Agreement between the Selling Stockholders and the Company dated November 1, 2021 (the “Registration Rights Agreement”).

The Registration Rights Agreement requires us to file with the SEC an initial shelf registration statement on Form S-11 as soon as practicable after the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 (including any portions thereof that are incorporated by reference into such Form 10-K from the Company’s definitive proxy statement for the Company’s 2022 annual meeting of shareholders), and to use reasonable best efforts to substitute this with a shelf registration on Form S-3 as soon as reasonably practicable following the Company’s becoming eligible to use such form. Any holder or group of holders will have the right to request that the Company include some or all the shares of new common stock held by them, including shares of new common stock issuable upon the exchange or conversion of the Exchangeable Notes, in such initial shelf registration statement or shelf registration statement.

The table below presents information regarding the Selling Stockholder and the shares of common stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of May 3, 2022. The Selling Stockholders may sell some, all or none of their shares in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares.  The table below does not take into effect any restrictions on ownership or transfer on such shares as described in “Description of Capital Stock - Restrictions on Ownership and Transfer.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of our common stock with respect to which the Selling Stockholders have voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 31,807,477 shares of our common stock outstanding on May 3, 2022. However, each Selling Stockholder may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.   See “Plan of Distribution.”

For further information regarding material relationships and transactions between us and the Selling Stockholders, see “Certain Relationships and Related Transactions and Director Independence” in our 2021 Annual Report incorporated by reference in this prospectus.

  The Selling Stockholders named below and their permitted transferees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

	Number of Shares of our Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of our Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of our Common Stock Beneficially Owned After Offering
Name of Selling Stockholders	Number	Percentage (1)		Number(2)	Percentage(1)
Canyon Capital Advisors LLC(3) (4) 2728 North Harwood Street, 2nd Floor Dallas, TX 75201	8,396,293	26.4%	8,396,293	0	0%

Oaktree Capital Management(5) 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90007	3,983,967	12.5%	3,983,967	0	0%

 ________________________

*     Less than one percent

(1)  Applicable percentage ownership is based on 31,807,477 shares of common stock issued and outstanding as of May 2, 2022.

(2) Assumes the sale of all shares being offered pursuant to this prospectus.

(3)   In a Schedule 13D/A filed on March 2, 2022 (the “Canyon 13D”) by Canyon Capital Advisors LLC (“CCA”), Mitchell R. Julis and Joshua S. Friedman: (i) CCA reported that it beneficially owns, and has sole voting power and sole dispositive power with respect to, 8,396,293 shares of Common Stock; (ii) Mr. Julis and Mr. Friedman each may be deemed to beneficially own and have shared voting power and shared dispositive power over all of the shares reported in the Canyon 13D, by virtue of the fact that they manage CCA and control entities which own 100% of CCA; and (iii) CCA is an investment advisor, direct or indirect, to various managed accounts, including those listed in the Canyon 13D, with the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of the securities held by, such managed accounts.  Securities to be offered for sale include (i) 4,396,411 shares of common stock received by Canyon Capital Advisors LLC and the parties named in the Canyon 13D as described above in exchange for holdings of pre-petition debt of the Company and the Operating Partnership in connection with, and pursuant to the terms of, the Plan and (ii) 3,999,882 additional shares of common stock received by such parties in connection with the Company’s exercise of the optional exchange right under the Exchangeable Notes.  The aggregate ownership of 8,396,293 shares of common stock of CCA and its affiliates is held as follows:

Legal Name of Selling Stockholder	Legal Description of Entity	Number of Shares of Common Stock Owned	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus
Canyon-ASP Fund, L.P.	Cayman Islands Exempted Limited Partnership	231,244	231,244
Canyon Balanced Master Fund, Ltd.	Cayman Islands Exempted Company	1,388,799	1,388,799
Canyon Distressed Opportunity Master Fund III, L.P.	Cayman Islands Exempted Limited Partnership	2,366,536	2,366,536
Canyon ESG Master Fund, L.P.	Cayman Islands Exempted Limited Partnership	188,755	188,755
Canyon Distressed TX (A) LLC	Delaware Limited Liability Company	186,384	186,384
Canyon Distressed TX (B) LLC	Delaware Limited Liability Company	147,392	147,392
The Canyon Value Realization Master Fund, L.P.	Cayman Islands Exempted Limited Partnership	2,174,908	2,174,908
Canyon-EDOF (Master) L.P.	Cayman Islands Exempted Limited Partnership	183,228	183,228
Canyon-GRF Master Fund II, L.P.	Cayman Islands Exempted Limited Partnership	162,685	162,685
Canyon NZ-DOF Investing, L.P.	Delaware Limited Partnership	456,420	456,420
EP Canyon Ltd.	BVI Business Company	91,804	91,804
Canyon Value Realization Fund, L.P.	Delaware Limited Partnership	818,138	818,138
TOTALS		8,396,293	8,396,293
(4)

This Selling stockholder is an affiliate of a broker-dealer. The Selling Stockholder has represented to us that it purchased its shares of common stock being registered for resale in the ordinary course of its business. In addition, it has represented to us that, at the time of its purchase of its shares of common stock being registered for resale, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.

(5)

Based on information set forth in a Schedule 13D/A filed on April 22, 2022 (the “Oaktree 13D”), Oaktree Capital Management and several of its related parties reported ownership of an aggregate of 3,983,967 shares of common stock held directly by OCM Xb CBL-E Holdings, LLC (“Xb CBL-E”).  Xb CBL-E reported having sole voting power and sole dispositive power over all of each such reported shares.  The Oaktree 13D further disclosed that the following additional parties joined in the filing in the following capacities: (a) Oaktree Fund GP, LLC (“Fund GP”) as the general partner of Xb CBL-E; (b) Oaktree Fund GP I, L.P. (“GP I”) as the managing member of Fund GP; (c) Oaktree Capital I, L.P. (“Capital I”) as the general partner of GP I; (d) OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I; (e) Oaktree Holdings, LLC (“Holdings”) as the managing member of Holdings I; (f) Oaktree Capital Group, LLC (“OCG”) as the managing member of Holdings; (g) Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) as the indirect owner of the class B units of OCG; (h) Brookfield Asset Management Inc. (“BAM”) as the indirect owner of the class A units of OCG; and (i) BAM Partners Trust (“BAM Partnership”) as the sole owner of Class B Limited Voting Shares of BAM.  Each of Fund GP, GP I, Capital I, Holding I, Holdings, OCG, OCGH GP, BAM and BAM Partnership also reported having sole voting power and sole dispositive power over the shares held directly by

Xb CBL-E.   Securities to be offered for sale include (i) 1,821,984 shares of common stock received by Oaktree Capital Management and the parties named in the Oaktree 13D as described above in exchange for holdings of pre-petition debt of the Company and the Operating Partnership in connection with, and pursuant to the terms of, the Plan and (ii) 2,161,983 additional shares of common stock received by such parties in connection with the Company’s exercise of the optional exchange right under the Exchangeable Notes.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective transferees, assignees and other successors in interest that receive shares of our common stock from the Selling Stockholders as a gift, distribution or other transfer (including a purchase) after the date of this prospectus, may from time-to-time sell any or all of their shares of common stock on the New York Stock Exchange or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We agreed to use reasonable best efforts to keep this registration statement effective until the earlier of (i) the date on which we are eligible to register the shares on Form S-3 and have filed a Form S-3 registration statement which has become effective and (ii) the date all registrable shares under the Registration Rights Agreement cease to be registrable securities.

We will pay all expenses of the registration of the shares of our common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts or commissions and transfer taxes, if any.  We have also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because each of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

DISTRIBUTION POLICY

Beginning with our taxable year ended December 31, 1993, we believe that we have operated in a manner qualifying us as a REIT, and we have elected to be taxed as a REIT for federal income tax purposes. The Internal Revenue Code generally requires that a REIT annually distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, and imposes tax on any taxable income retained by a REIT, including capital gains.

Prior to the Chapter 11 Cases, during 2019 our board of directors suspended all dividend payments on the Company’s then-outstanding equity securities and distributions with respect to the Operating Partnership’s then-outstanding equity securities. The decision to declare and pay dividends on any outstanding shares of our common stock, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors and will depend on our earnings, taxable income, FFO, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our then-current indebtedness, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, Delaware law and such other factors as our board of directors deems relevant. Any dividends payable will be determined by our board of directors based upon the circumstances at the time of declaration. We intend to continue to operate our business in a manner that will allow us to qualify as a REIT for U.S. federal income tax requirements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain those distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets, make a taxable distribution of our equity or debt securities, or reduce such distributions. In particular, while we currently expect to pay dividends on our common stock in cash, depending on our liquidity needs, we reserve the right to pay any or all of our common stock dividends in a combination of shares of common stock and cash in accordance with any applicable Internal Revenue Service guidance. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures.”

For income tax purposes, dividends to stockholders will be characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain.

For a discussion of the tax treatment of distributions to holders of our common stock, please refer to “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Stockholders.”

OUR COMPANY

The Company’s Business

CBL & Associates Properties, Inc. (“CBL”) was organized on July 13, 1993, as a Delaware corporation, to acquire substantially all the real estate properties owned by CBL & Associates, Inc., which was formed by Charles B. Lebovitz in 1978, and by certain of its related parties. On November 3, 1993, CBL completed an initial public offering. Simultaneously with the completion of the initial public offering, CBL & Associates, Inc., its shareholders and affiliates and certain senior officers of the Company (collectively, “CBL’s Predecessor”) transferred substantially all of their interests in its real estate properties to CBL & Associates Limited Partnership (the “Operating Partnership”) in exchange for common units of limited partner interest in the Operating Partnership. At December 31, 2021, CBL’s Predecessor no longer owned any limited partner interest and third parties owned a 0.1% limited partner interest in the Operating Partnership.

We are a self-managed, self-administered, fully integrated REIT. We own, develop, acquire, lease, manage, and operate regional shopping malls, outlet centers, lifestyle centers, open-air centers and other properties. We own interests in 94 properties, consisting of 50 malls, 29 open-air centers, five outlet centers, five lifestyle centers and five other properties, including single-tenant and multi-tenant outparcels (collectively, the “Properties”). Our shopping centers are located in 24 states, and are primarily in the southeastern and midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.

We conduct substantially all our business through the Operating Partnership, which is a variable interest entity. Our ownership in the Operating Partnership is held through two wholly owned subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. CBL Holdings II, Inc. is a qualified REIT subsidiary. CBL Holdings I, Inc. is the sole general partner of the Operating Partnership. At December 31, 2021, CBL Holdings I, Inc. owned a 1.0% general partner interest and CBL Holdings II, Inc. owned a 98.9% limited partner interest in the Operating Partnership, for a combined interest held by us of 99.9%.

Each limited partner in the Operating Partnership has the right to exchange all or a portion of its common units for shares of CBL's common stock, or at the Company's election, their cash equivalent. When an exchange for common stock occurs, the Company assumes the limited partner's common units in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of common units exchanged by the limited partner. If the Company elects to pay cash, the amount of cash paid by the Operating Partnership to redeem the limited partner's common units will be based on the five-day trailing average of the trading price, at the time of exchange, of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the common units nor the shares of CBL's common stock are subject to any right of mandatory redemption.

We conduct our property management and development activities through CBL & Associates Management, Inc. (the “Management Company”) to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Operating Partnership indirectly owns 100% of the Management Company’s outstanding stock.

The Management Company manages all but 11 of the Properties. Governor’s Square and Governor’s Square Plaza in Clarksville, TN, Hamilton Place Aloft Hotel, in Chattanooga, TN, Kentucky Oaks Mall in Paducah, KY, Fremaux Town Center in Slidell, LA, Ambassador Town Center in Lafayette, LA, The Outlet Shoppes at El Paso in El Paso, TX, The Outlet Shoppes at Atlanta in Woodstock, GA and The Outlet Shoppes of the Bluegrass in Simpsonville, KY are all owned by unconsolidated joint ventures. The Outlet Shoppes at Gettysburg in Gettysburg, PA and The Outlet Shoppes at Laredo in Laredo, TX are owned by consolidated joint ventures. All of these Properties are managed by a property manager that is affiliated with the third-party partner, which receives a fee for its services. The third-party partner of each of these Properties controls the cash flow distributions, although our approval is required for certain major decisions.

Rental revenues are primarily derived from leases with retail tenants and generally include fixed minimum rents, percentage rents based on tenants’ sales volumes and reimbursements from tenants for expenditures related to real estate taxes, insurance, common area maintenance and other recoverable operating expenses, as well as certain capital expenditures. We also generate revenues from management, leasing and development fees, sponsorships, sales of peripheral land at the Properties and from sales of operating real estate assets when it is determined that we can realize an appropriate value for the assets. Proceeds from such sales are generally used to retire related indebtedness, reduce outstanding balances on our indebtedness and for general corporate purposes.

Background

Voluntary Reorganization Under Chapter 11

 On August 18, 2020, the Company entered into a Restructuring Support Agreement, (the “Original RSA”) with certain beneficial owners and/or investment advisors or managers of discretionary funds, accounts or other entities for the holders of beneficial owners (the “Consenting Noteholders”) representing in excess of 62%, including joining noteholders pursuant to joinder agreements, of the aggregate principal amount of the $450.0 million of senior unsecured notes issued by the Operating Partnership in November 2013 that bear interest at 5.25% and mature on December 1, 2023 (the “2023 Notes”), the $300.0 million of senior unsecured notes issued by the Operating Partnership in October 2014 that bear interest at 4.60% and mature on October 15, 2024 (the “2024 Notes”) and the $625.0 million of senior unsecured notes issued by the Operating Partnership in December 2016 and

September 2017 that bear interest at 5.95% and mature on December 15, 2026 (the “2026 Notes” and, collectively with the 2023 Notes and 2024 Notes, the "Notes").

Beginning on November 1, 2020, CBL and the Operating Partnership, together with certain of its direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Bankruptcy Court authorized the Debtors to continue to operate their businesses and manage their properties as debtors-in-possession pursuant to the Bankruptcy Code. The Chapter 11 Cases are being jointly administered for procedural purposes only under the caption In re CBL & Associates Properties, Inc., et al., Case No. 20-35226.

In connection with the Chapter 11 Cases, on August 11, 2021, the Bankruptcy Court entered an order, Docket No.1397 (Confirmation Order), confirming the Debtors’ Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (as modified at Docket No. 1521, the “Plan”).

On November 1, 2021 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Debtors emerged from the Chapter 11 Cases. The Company filed a notice of the Effective Date of the Plan with the Bankruptcy Court on November 1, 2021. Following the Effective Date, certain of the Debtor’s Chapter 11 Cases remain open to administer claims pursuant to the Plan.

The filing of the Chapter 11 Cases constituted an event of default that resulted in certain monetary obligations becoming immediately due and payable with respect to the secured credit facility and the senior unsecured notes. The filing of the Chapter 11 Cases also constituted an event of default with respect to certain property-level debt of the Operating Partnership’s subsidiaries, which may have resulted in the automatic acceleration of certain monetary obligations or may give the applicable lender the right to accelerate such amounts. Due to the Chapter 11 Cases, however, the creditors’ ability to exercise remedies against the Debtors under their respective credit agreements and debt instruments was stayed as of the date of the Chapter 11 petition and continuing throughout the administration of the Chapter 11 Cases through the Effective Date.

On the Effective Date, in exchange for their approximately $1,375.0 million in principal amount of senior unsecured notes and $133.0 million in principal amount of the secured credit facility, Consenting Noteholders, other noteholders, and certain holders of unsecured claims against the Company received, in the aggregate, $95.0 million in cash, $455.0 million of new senior secured notes, $100.0 million of new exchangeable secured notes, based upon the election by certain Consenting Noteholders, and 89% in common equity of the newly reorganized company (subject to dilution, as set forth in the Plan). Certain Consenting Noteholders also provided $50.0 million of new money in exchange for additional new exchangeable secured notes. Pursuant to the Plan the remaining lenders of the senior secured credit facility, holding $983.7 million in principal amount, received $100.0 million in cash and a new $883.7 million secured term loan. Existing common shareholders received 5.5% of common equity in the newly reorganized company and preferred shareholders also received 5.5% of common equity in the newly reorganized company. On the Effective Date, the Company had an aggregate 20,000,000 shares of new common stock issued and outstanding (on a fully diluted basis after giving effect to any future election to exchange all new limited partnership interests for new common stock). In November 2021, we redeemed $60.0 million in principal amount of the new senior secured notes.

On the Effective Date, all prior equity interests of the Company issued and outstanding immediately prior to the Effective Date, including (1) CBL’s old common stock, par value $0.01 per share and CBL’s old preferred stock and related depositary shares and (2) the Operating Partnership’s old limited partnership common interests and special common interests and the old limited partnership preferred interests related to the CBL’s preferred stock, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect.

On November 2, 2021, the newly issued common stock of the reorganized company commenced trading on the NYSE under the symbol CBL.

Exit Credit Agreement

On the Effective Date, CBL & Associates HoldCo I, LLC (“HoldCo I”), a wholly owned subsidiary of the Operating Partnership, entered into an amended and restated credit agreement (the “Exit Credit Agreement”), providing for an $883,700 senior secured term loan that matures November 1, 2025. Upon satisfaction of certain conditions, the maturity date will automatically extend to November 1, 2026 and upon further satisfaction of certain conditions the maturity date will automatically extend to November 1, 2027. The Exit Credit Agreement bears interest at a rate per annum equal to LIBOR for the applicable period plus 275 basis points, subject to a LIBOR floor of 1.0%.

The Exit Credit Agreement requires HoldCo I to comply with certain financial ratios in the aggregate for the collateral properties, including a covenant that it not permit the (i) interest coverage ratio (as defined in the Exit Credit Agreement) commencing with the fiscal quarter ending December 31, 2021, to be less than 1.50 to 1.00, (ii) minimum debt yield ratio (as defined in the Exit Credit Agreement) commencing with the fiscal quarter ending March 31, 2023 as of the last day of any fiscal quarter ending prior to the maturity date, to be less than eleven and a half percent (11.50%) and (iii) the occupancy rate (as defined in the Exit Credit Agreement) commencing with the fiscal quarter ending March 31, 2023, as of the last day of any fiscal quarter ending prior to the maturity date, to be less than seventy five percent (75%). The Operating Partnership provided a limited guaranty up to a maximum of $175,000 (the “Principal Liability Cap”). The Principal Liability Cap will be reduced by an amount equal to 100% of the first $2,500 in principal amortization made by HoldCo I each calendar year and will be reduced further by 50% of the principal amortization payments made by HoldCo I each calendar year in excess of the first $2,500 in principal amortization for such calendar year. As of December 31, 2021, the Principal Liability Cap had been reduced to $171,946. The Principal Liability Cap is eliminated when the loan balance is reduced below $650,000.

The Exit Credit Agreement is secured by first-priority liens on substantially all the personal and real property assets of HoldCo I and its direct and indirect subsidiaries, including without limitation, HoldCo I’s and the subsidiary guarantors’ ownership interests in the capital stock, membership interests or partnership interests in the subsidiary guarantors. HoldCo I consists of sixteen malls, three lifestyle centers, three open-air centers and various parcels adjacent to our properties.

Secured Notes Indenture

On the Effective Date, HoldCo II entered into a secured notes indenture relating to the issuance of 10% senior secured notes due 2029 (the “Secured Notes”) in an aggregate principal amount of $455,000. The Secured Notes mature November 15, 2029 and bear interest at a rate of 10% per annum, payable semi-annually on November 15 and May 15, beginning May 15, 2022.

The Secured Notes are secured by first priority perfected liens on certain personal and real property assets owned as of the Effective Date by HoldCo II and certain secured notes subsidiary guarantors and certain assets of HoldCo II and each secured notes subsidiary guarantor acquired after the Effective Date.

Upon the occurrence of certain permitted asset sales or dispositions and certain collateral release trigger events, HoldCo II is required to make an offer to the holders of the Secured Notes to repurchase the Secured Notes (in the case of such asset sales) or redeem the Secured Notes (in the case of such trigger events) in an aggregate principal amount equal to a certain specified portion of the proceeds of such sale, financing transaction or other disposition. Additionally, HoldCo II may redeem the Secured Notes at its option, subject to satisfaction of customary conditions thereof, including payment of accrued and unpaid interest through the date of such optional redemption and any applicable premium. HoldCo II redeemed $60,000 aggregate principal amount of the Secured Notes pursuant to an optional redemption on November 8, 2021, which left an outstanding balance of $395,000. As noted above, the $60,000 redemption is included in the Successor balance sheet as of the Effective Date.

The secured notes indenture contains customary affirmative covenants, including covenants regarding the maintenance of insurance and reporting requirements, and negative covenants, including covenants limiting the ability of Holdco II and certain of its subsidiaries to, among other things, incur debt, grant liens, enter into transactions with affiliates and sell or dispose of assets.

Exchangeable Notes Indenture

On the Effective Date, HoldCo II entered into a secured exchangeable notes indenture relating to the issuance of 7.0% exchangeable senior secured notes due 2028 (the “Exchangeable Notes”) in an aggregate principal amount of $150.0 million. The Exchangeable Notes mature November 15, 2028 and bear interest at a rate of 7.0% per annum, payable semi-annually on November 15 and May 15, beginning May 15, 2022.

The Exchangeable Notes are secured by first priority perfected liens on certain personal and real property assets owned as of the Effective Date by Holdco II and certain of its subsidiaries and certain assets of HoldCo II and each of its subsidiaries acquired after the Effective Date.

The Exchangeable Notes indenture contains customary affirmative covenants, including covenants regarding the maintenance of insurance and reporting requirements, and negative covenants, including covenants limiting the ability of HoldCo II and certain of its subsidiaries to, among other things, incur debt, grant liens, enter into transactions with affiliates and sell or dispose of assets.

On December 1, 2021, Holdco II exercised its optional exchange right with respect to all of the $150.0 million aggregate principal amount of the Exchangeable Notes. The exchange date was January 28, 2022, and settlement occurred on February 1, 2022. Per the terms of the indenture governing the exchangeable notes, HoldCo II elected to settle the exchange in shares of common stock, par value $0.001, of the Company, plus cash in lieu of fractional shares. As a result, on February 1, 2022, we issued 10,982,795 shares of common stock to holders of the Exchangeable Notes in satisfaction of principal, accrued interest and the make-whole payment, and all the Exchangeable Notes were cancelled in accordance with the terms of the indenture.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company and certain holders of the newly issued shares of common stock, par value $0.001, of the Company executed the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC an initial shelf registration statement on Form S-11 as soon as practicable after the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 (including any portions thereof that are incorporated by reference into such Form 10-K from the Company’s definitive proxy statement for the Company’s 2022 annual meeting of shareholders), and to use reasonable best efforts to substitute this with a shelf registration on Form S-3 as soon as reasonably practicable following the Company’s becoming eligible to use such form. Any holder or group of holders will have the right to request that the Company include some or all the shares of new common stock held by them, including shares of new common stock issuable upon the exchange or conversion of the Exchangeable Notes, in such initial shelf registration statement or shelf registration statement. The Company also agreed to file a “demand” shelf registration statement, or to facilitate a “takedown” of registrable securities in the form of an underwritten offering under any existing shelf registration statement, to the extent that (1) the registrable securities sought to be sold equal at least 5% of all outstanding shares of new common stock on the date of any such request or (2) the anticipated aggregate gross offering price of such registrable securities is at least $25,000 (prior to the deduction of any underwriting discounts and commissions). The Company shall also not be required to file a “demand” registration statement if (a) the registrable securities proposed to be sold are already covered by an existing and effective registration statement that may utilized for the offer and sale of such registrable securities, or (b) there have previously been more than 6 such demands in the aggregate.

OUR PROPERTIES

Description of Real Estate

For a detailed discussion of our Properties and our acquisition and other strategic objectives, see the sections titled “Business” and “Properties” in our 2021 Annual Report, which is incorporated by reference into this prospectus.

Development and Redevelopment of Properties

We completed the development and redevelopment of certain properties during the fiscal year ended December 31, 2021.  Information relating to such developments and redevelopments are set out under the heading “Developments and Redevelopments” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2021 Annual Report which is incorporated by reference into this prospectus.

We are continually pursuing new redevelopment opportunities and have projects in various stages of pre-development. Our shadow pipeline consists of projects for Properties on which we have completed initial project analysis and design, but which have not commenced construction as of December 31, 2021.

Insurance

We maintain insurance, including liability, property, workers’ compensation, rental loss, environmental, terrorism and cybersecurity on our portfolio of Properties with policy specifications, limits, and deductibles customarily carried for similar properties. We believe that our Properties are adequately insured, consistent with industry standards.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES AND INVESTMENT POLICIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

Our business is to invest in, own and operate regional shopping malls, outlet centers, lifestyle centers, open-air centers, and other properties. We conduct substantially all our investment activities through the Operating Partnership and its subsidiaries. Our investment objective is to maximize the long-term value of our company by reducing debt, lowering our cost of capital and stabilizing and growing net operating income, total earnings before income taxes, depreciation and amortization for real estate and cash flows of our properties. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see the sections titled “Business” and “Properties” in our 2021 Annual Report which is incorporated by reference into this prospectus.

We expect to pursue our investment objectives primarily through our existing properties, as well as other properties and assets that we may acquire or develop in the future. Our properties are located in 24 states, but are primarily in the southeastern and midwestern United States. Our Certificate of Incorporation and Bylaws do not limit the amount or percentage of our assets that may be invested in any one property or in any one geographic area, and we may diversify in terms of properties and markets in the future. We intend to engage in future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing properties for long-term investment, expand and improve the properties we presently own, develop new properties or acquire in the future or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership or development through joint ventures. Such investments may permit us to own interests in larger assets or alternative asset types and, therefore, provide us with flexibility in the structure of our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would otherwise fail to meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Additionally, we do not make investments that would cause us to be treated as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Investments in Real Estate Mortgages

While we have not generally made investments in mortgage loans historically, we may do so at the discretion of our board of directors, without a vote of our stockholders, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. If we choose to invest in mortgages, we would expect to invest in mortgages secured by properties consistent with our investment policies. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral thereunder may not be sufficient to enable us to recoup our full investment.

Investments in Securities of, or Interests in, Persons Primarily Engaged in Real Estate Activities

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. We will limit our investment in such securities so that we will remain exempt from the requirement to register as an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We reserve the right to dispose of any of our properties, based upon management’s periodic review of our portfolio and if our board of directors determines that such action would be in the best interests of our stockholders.

Financing Policies

We intend to maintain a flexible and conservative balance sheet. Because maintaining our REIT qualification requires us to annually distribute at least 90% of our REIT taxable income to our stockholders, we may access the capital markets to raise the funds necessary to finance operations, acquisitions, development, and redevelopment opportunities, and to refinance maturing debt. We expect that we will have to comply with customary covenants contained in any financing agreements that could limit our ratio of debt to total assets or market value.

If our board of directors determines to seek additional capital, we may raise such capital by offering equity or debt securities, creating joint ventures with existing ownership interests in properties, entering into joint venture arrangements for new development projects, retaining cash flows or a combination of any of these methods. If the board of directors determines to raise equity capital, it may, in most cases without stockholder approval (except to the extent otherwise required by applicable listing standards of the NYSE), issue additional shares of common stock or other capital stock. Our board of directors may issue a number of shares up to the amount of our authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding class of common stock. Such securities also may include preferred stock or notes, which may be convertible into common stock. As long as the Operating Partnership is in existence, pursuant to the Operating Partnership Agreement, the proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for additional interests in the Operating Partnership, which will dilute the ownership interests of the limited partners in the Operating Partnership. Any such offering could dilute a stockholder’s investment in us.

We intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of customers and future rental rates. Our Certificate of Incorporation and Bylaws do not limit the amount or percentage of indebtedness that we may incur.

Our board of directors has not adopted a policy limiting the total amount of indebtedness that we may incur and we expect that our board of directors will consider a number of factors in evaluating our level of indebtedness from time to time, such as the amount of such indebtedness that will be paid at fixed or variable rates. We expect that most future borrowings will be made through the Operating Partnership or its subsidiaries. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments or purchase money obligations to the sellers of properties. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross collateralized with other debt, or may be fully or partially guaranteed by the Operating Partnership. Although we may borrow to fund the payment of dividends, we currently have no expectation that we will regularly do so.

We may also finance acquisitions through the issuance of shares of common stock or preferred stock, the issuance of additional units in the Operating Partnership, the issuance of preferred units of the Operating Partnership, the issuance of other securities including unsecured notes and mortgage debt, or sale or exchange of ownership interests in properties.

The Operating Partnership may also issue units to transferors of properties or other partnership interests which may permit the transferor to defer gain recognition for tax purposes.

We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Additionally, to the extent we enter into unsecured credit facilities, unsecured note indentures and other contracts, such arrangements may limit our ability to borrow and contain limits on the amount of secured indebtedness we may incur. Typically, we will invest in or form special purpose entities to assist us in obtaining secured permanent financing on attractive terms. Permanent financing may be structured as a mortgage loan on a single property or a group of properties, and will generally require us to provide a mortgage lien on such property or properties in favor of a third party, as a joint venture with a third party or as a securitized financing. For securitized financings, we may create special purpose entities to own the properties. Such special purpose entities, which are common in the real estate industry, would be structured so that they would not be consolidated in any potential bankruptcy proceeding by us. We will decide the structure of any potential financing based upon the best terms then available to us, and whether the potential financing is consistent with our other business objectives. For accounting purposes, we will include the outstanding securitized debt of special purpose entities owning consolidated properties in our financial statements.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to, or guarantee debt of, joint ventures in which we participate. Consideration for those guarantees may include, but is not limited to, fees, options to acquire additional ownership interests and promoted equity positions. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

We may, under certain circumstances, purchase our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of making any such repurchase of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policy

We maintain policies designed to reduce or eliminate potential conflicts of interest. We have adopted governance principles governing our affairs and the Board of Directors, as well as written charters for each of the standing committees of the Board of Directors. In addition, we have a Code of Business Conduct and Ethics, which applies to all our officers, directors, and employees. At least a majority of the members of our Board of Directors must qualify as independent under the listing standards for NYSE companies.

Our Certificate of Incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities identified by our non‐employee directors and their affiliates. Certain of our non‐employee directors and their affiliates engage in the same or similar business activities or lines of business in which we operate and may make investments in properties or businesses that directly or indirectly compete with certain portions of our business. As set forth in our Certificate of Incorporation, such non‐employee directors and their affiliates shall not have any duty, to the fullest extent permitted by law, to refrain from (x) engaging in the same or similar business activities or lines of business in which we operate or propose to operate, (y) making investments in any kind of property in which we make or may make investments or (z) otherwise competing with us or any of our affiliates. Our Certificate of Incorporation also provides that if our non-employee directors or their affiliates acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to communicate or offer such corporate opportunity to us or our affiliates, unless such corporate opportunity is expressly offered to the non-employee director solely in his or her capacity as one of our directors (or officers, if applicable).

Therefore, a non‐employee director of our company may pursue certain acquisition opportunities that may be complementary to our business and, as a result, such acquisition opportunities may not be available to us. In addition, in the event that any of our non-employee directors or his or her affiliates acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of the Company, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us if such director or its affiliates pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, or prospects if attractive corporate opportunities are allocated by such non‐employee directors to themselves or their other affiliates instead of to us.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights of our capital stock and related provisions of our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), and the provisions of applicable law. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws, which we have included as exhibits to our 2021 Annual Report that is incorporated by reference into this prospectus.  We encourage you to read carefully this entire prospectus, our Certificate of Incorporation and Bylaws and the relevant provisions of Delaware law for a more complete understanding of our capital stock. Copies of our Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Under our Certificate of Incorporation, we have authority to issue 215,000,000 shares of all classes of capital stock, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. Under Delaware law, holders of both our common stock and our preferred stock generally are not responsible for our debts or obligations.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CBL.”

Pursuant to rights granted to us and the other limited partners in the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, our Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of our common stock or their cash equivalent, at the Company’s election.

Description of Preferred Stock

Subject to the limitations prescribed by our Certificate of Incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock, to fix the voting rights (full or limited, or no voting rights) and to fix the additional designations, powers, preferences and rights of each series and the qualifications, limitations and restrictions thereof, all without any further vote or action by our stockholders. In particular, the board of directors may determine for each such series any dividend rate, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, any redemption rights of such series, any sinking fund provisions, liquidation rights and preferences, and any conversion rights and voting rights. Our Certification of Incorporation also provides that, subject to the rights of the holders of any then-outstanding series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of our shares of capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”).

The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.

Any preferred stock that we may issue in the future will be, when issued, fully paid and non-assessable and (unless otherwise provided in the applicable preferred stock designations) will have no preemptive rights. Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Internal Revenue Code, which are described below under “Description of Common Stock - Restrictions on Ownership and Transfer.”

Description of Common Stock

The following summary description sets forth certain general terms and provisions of our common stock to which this prospectus and any applicable free-writing prospectus may relate.

Voting Rights and Election of Directors

Holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in our Certificate of Incorporation, the holders of those shares exclusively possess all voting power. Under our Certificate of Incorporation, except as otherwise required by law or the Certificate of Incorporation (including any preferred stock designation), holders of common stock will not be entitled to vote on any amendment to the Certificate of Incorporation (or to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on any such amendment pursuant to the Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.

Under our Bylaws, directors are elected by the affirmative vote of the holders of a plurality of the shares of our common stock present or represented at the annual meeting of stockholders and entitled to vote thereon. Our Certificate of Incorporation provides that director vacancies may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by our stockholders). Neither our Certificate of Incorporation nor our Bylaws provides for cumulative voting in the election of directors. Since our 2014 Annual Meeting, following the declassification of our board of directors as approved by our stockholders, directors have been elected annually. While the issue is not currently addressed by either our Certificate of Incorporation or our Bylaws, our Corporate Governance Guidelines require that a majority of the members of our board of directors must be “independent” pursuant to independence standards set forth in an exhibit to the Corporate Governance Guidelines, which also requires a majority of our directors to be independent in accordance with applicable requirements for NYSE listed companies.

Additionally, in 2014 our board of directors amended our Corporate Governance Guidelines to implement a majority voting policy which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the board of directors for consideration. The Board’s Nominating/Corporate Governance Committee will then make a recommendation to our board of directors on whether to accept or reject the resignation, which the Board will consider and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. A director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the board of directors.

Dividend and Liquidation Rights

Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) as may be declared from time to time by our board of directors from funds which are legally available, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to the holders of common stock. Holders of common stock are not entitled to any preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability of Directors

Our Certificate of Incorporation provides that, to the fullest extent the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment), no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that any repeal or amendment of this provision, or adoption of another, inconsistent provision, will, unless otherwise required by law, be prospective only (unless it permits us to further limit or eliminate the liability of directors), and shall not adversely affect any then-existing right.

Our Certificate of Incorporation also provides for indemnification against liabilities, losses and reasonably incurred expenses in connection with any covered proceeding (as defined therein) brought by reason of the fact that a covered person was serving as a director or officer of the Company, or by reason of a person’s service at the request of the Company, while a director, officer, employee or agent of the Company, as a director, officer, employee or agent of other specified entities. The Certificate of Incorporation also includes parallel provisions related to advancement of expenses, subject to an undertaking (if required by the DGCL) to repay amounts advanced if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified. Our Bylaws include provisions consistent with the Certificate of Incorporation providing for indemnification and advancement of expenses, including provisions governing the right of a covered person to bring suit against the Company to enforce such rights (subject to the Company’s defenses and rights to recovery prescribed therein).  Our Bylaws also specify that, in the event of a change of control of the Company (as defined therein), the determination of whether a covered person is entitled to indemnification will be made by independent legal counsel in a written opinion to our board of directors.

While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate of Incorporation and Bylaws, it provides greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by the stockholders to eliminate the rights it provides.

Related Party Transactions and Corporate Opportunities

Our Certificate of Incorporation includes a provision to the effect that (i) no contract or other transaction of the Company with any other person, firm, corporation or other entity in which the Company has an interest shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company, individually or jointly with others, may be a party to or may be interested in such contract or transaction so long as the contract or other transaction is approved by the Company’s Board or a duly authorized committee thereof in accordance with the DGCL and (ii) relieving any director or officer of the Company, in his or her capacity as such, from any personal liability relating solely to the fact that such matter was contracted for the benefit of any such person or any such firm or corporation. The Certificate of Incorporation also provides that neither the stockholders of the Company or any of their Affiliates or Related Funds, nor any Non-Employee Director of the Company or his or her Affiliates (all as defined in the Certificate of Incorporation), shall have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business as the Company or any of its Affiliates is engaged or proposes to engage, (y) making investments in any kind of property in which the Company makes or may make investments or (z) otherwise competing with the Company or any of its Affiliates, and provides that, to the fullest extent permitted by the DGCL, no such person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Company or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Company or its stockholders or (B) be liable to the Company or its stockholders for breach of any fiduciary duty, in each case, by reason of any such activities (the “Corporate Opportunity Exculpation Clause”).

Our Certificate of Incorporation includes a similar Corporate Opportunity Exculpation Clause providing that no such covered individual shall have any obligation to communicate or offer such an opportunity to the Company and its affiliates, and that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity both for the Company (or any of its affiliates) and for any such Non-Employee Director of the Company or his or her Affiliates and the Company or any of its Affiliates, except for any corporate opportunity expressly offered to a Non-Employee Director solely in his or her capacity as a director (or officer, if applicable) of the Corporation. The Certificate of Incorporation further states that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and to have consented to these provisions.

Forum Selection Provision

Our Certificate of Incorporation includes a forum selection provision which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or Federal court located within the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company, or by any stockholder of the Company, to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or pursuant to any provision of our Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine.

Our Certificate of Incorporation states that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to such forum selection provisions. Additionally, the Certificate of Incorporation provides that, if an action covered by such forum selection clause is filed in the name of any stockholder in a court not located in the State of Delaware without the approval of our board of directors, such stockholder shall be deemed to have consented (a) to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in such court to enforce such clause and (b) to having service of process made upon such stockholder therein by service upon such stockholder’s counsel in the applicable action.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Director Removal. Our Certificate of Incorporation provides that, subject to the right of holders of any series of preferred stock separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause but only by the affirmative vote of the holders of a majority of the then outstanding shares entitled to vote in the election of directors, voting together as a single class.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who has complied with the advance notice procedures by giving timely written notice containing specified information to the Company Secretary prior to the meeting at which directors are to be elected. The only business that may be conducted at a meeting is business that has been brought before the meeting by or at the direction of the board of directors or by a stockholder who has given timely written notice containing specified information to the Company Secretary of the stockholder's intention to bring the business before the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting.

Our Bylaws require that a notice pertaining to business to be brought before a meeting of our stockholders (other than nominations for directors) also must contain certain information specified in the Bylaws in order to allow for full consideration by the board of directors and stockholders of issues relevant to (A) the status of any person introducing such business as a stockholder of the Company entitled to do so and qualified to vote on the matter, (B) prescribed information concerning various direct or indirect interests in securities of the Company held by the proponent, (C) any other direct or indirect interests that the proponent may have in the proposed business, and (D) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such business, and information concerning whether the proponent or specified related parties intent to solicit proxies for such meeting. Any notice pertaining to stockholder nominations of candidates for election as directors also must contain certain information specified in the Bylaws in order to allow for full consideration by the board of directors and stockholders of issues relevant to (A) the qualifications of any stockholder-nominated candidate to serve as a director of the Company, (B) the status of any person introducing such director nomination or other business as a stockholder of the Company entitled to do so and qualified to vote on the matter, (C) prescribed information concerning various direct or indirect interests in securities of the Company held by the proponent or by the director nominee, (D) any relationships between the stockholder proponent and any director nominee (including any Voting Commitment (as defined in the Bylaws) made by the proposed nominee), or any direct or indirect interests of either party in such director nomination (including a description of all direct and indirect compensation or other material monetary agreements, arrangements or understandings during the past 3 years, and any other material relationships between the proposed nominee and other specified parties, including the proponent) and (E) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such nomination, and information concerning whether the proponent or specified related parties intent to solicit proxies for such meeting.  A proposing stockholder also must update and supplement any such notices, if necessary, such that the required information is true and correct as of the meeting record date and as of the date that is 10 business days prior to the meeting and any adjournment or postponement of the meeting.

Written Consent of Stockholders and Calling of Special Meetings. Our Certificate of Incorporation, as well as our Bylaws, require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and do not permit action by stockholder consent.  Our Certificate of Incorporation and Bylaws provide that a special meeting may be called by the Chairman of the Board or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the “Whole Board”) and shall be called by the Company Secretary and the Board upon the delivery of a written request from of the holders of a majority of the outstanding shares of our common stock (as “Stockholder-Requested Meeting”).  Our Bylaws provide that, to be valid, such a written request must (i) be in writing, signed and dated by or on behalf of one or more stockholder(s) of record representing at least a majority of the outstanding shares of common stock, (ii) set forth the proposed date, time and place of the special meeting (which may not be earlier than sixty (60) days after the date the request is delivered (or ninety (90) days in the case of a Stockholder-Requested Meeting to elect directors), provided that such proposed date, time and place shall not be binding on the Company or the Board), (iii) set forth a statement of the purpose or purposes of and the matters proposed to be acted on at the special meeting, (iv) include the required information described under “Advance Notice Requirements” above and (v) be delivered personally or sent by certified or registered mail, return receipt requested, to the Company Secretary at the principal executive offices of the Company.

Amendments to Certificate of Incorporation. Amending our Certificate of Incorporation requires approval by both (i) the affirmative vote of a majority of our board of directors and (ii) the affirmative vote of the holders of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any other approval that may be required by of the holders of any class or series of such stock pursuant to the Certificate of Incorporation or applicable law.

Bylaw Amendments. Amending our Bylaws requires either (i) the approval of a majority of the Whole Board or (ii) approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote generally in the election of directors (in addition to any separate class vote, if required by the Certificate of Incorporation or applicable law).

Lost Certificates. Our Bylaws include specified requirements concerning the replacement of any stock certificate claimed to have been lost, stolen, destroyed or wrongfully taken, including allowing us to request an appropriate bond as a condition to such replacement, and provide that if the owner fails to notify the Company of such event within a reasonable time and the Company registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting a related claim against the Company.

Non-Applicability of Delaware Anti-Takeover Statute.  While we are a Delaware corporation, under our current Certificate of Incorporation we are not subject to Section 203 of the DGCL (which had previously applied to the Company under our Amended and Restated Certificate of Incorporation prior to the Company’s emergence from reorganization under Chapter 11 of the United States Bankruptcy Code in November 2021). In general, when it applies Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of a company’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with any covered company for three years following the date that person becomes an interested stockholder (subject to certain exceptions specified in Section 203).

Operating Partnership Distributions Fund Dividends on Our Capital Stock

Because the Company conducts substantially all of its operations through our Operating Partnership, our ability to service our debt obligations, as well as our ability to pay dividends on our common and any outstanding preferred stock depends almost entirely upon the earnings and cash flows of the Operating Partnership and the ability of the Operating Partnership to make distributions to the Company on our ownership interests in the Operating Partnership. Under the Delaware Revised Uniform Limited Partnership Act, the Operating Partnership is prohibited from making any distribution to us to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Operating Partnership (other than some non-recourse liabilities and some liabilities to the partners) exceed the fair value of the assets of the Operating Partnership.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of our gross income must be from particular activities.

To ensure that we remain a qualified REIT, our Certificate of Incorporation contains provisions, collectively referred to as the ownership limit provision, restricting the acquisition of shares of our capital stock. The ownership limit generally prohibits ownership of more than 9.9% of the outstanding shares of our capital stock (or of any class of such stock) by any single stockholder, either directly or constructively as determined through the application of applicable provisions of the Internal Revenue Code.  Our Certificate of Incorporation also establishes modified Existing Holder Limits and Existing Constructive Holder Limits (each as defined in the Certificate of Incorporation), applicable as of the effective date of our emergence from Chapter 11 reorganization on November 1, 2021, for any person that owned shares of our  new common stock in excess of the otherwise applicable 9.9% ownership limit and 9.9% constructive ownership limit as of such date.  Pursuant to these provisions, as of November 1, 2021 (the “Limitation Date”), we had two stockholder groups subject to such limits: Oaktree Capital Group, LLC and certain of its affiliates (“Oaktree”), and (ii) Canyon Capital Advisors LLC and certain of its affiliates (“Canyon”).  On the Limitation Date, Oaktree and Canyon held shares of our common stock and 7% Secured Exchangeable Notes due 2028 (“Exchangeable Notes”). Exchangeable Notes were exchangeable at any time prior to their maturity, with the Company having the ability to elect whether to consummate the exchange in cash, common stock, or a combination thereof.  On the Limitation Date, Oaktree held 19.0% of the outstanding common stock, after giving effect to shares that could be acquired upon the exchange of Exchangeable Notes held by Oaktree in addition to common stock held by Oaktree on such date.  On the Limitation Date, Canyon held 33.1% of the outstanding common stock, after giving effect to shares that could be acquired upon the exchange of Exchangeable Notes held by Canyon in addition to common stock hold by Canyon on such date.  These Existing Holder Limits will continue to apply to each of such holders unless they request, and our board of directors grants, a waiver that would allow a further increase to either of such Existing Holder Limits as described in the next paragraph.

Our board of directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. The ownership limit provision will cease to apply only if our board of directors determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

Any issuance or transfer of capital stock to any person (A) in excess of the applicable ownership limit, (B) which would cause us to be beneficially owned by fewer than 100 persons or (C) which would result in the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will be null and void and the intended transferee will acquire no rights to the stock. Our Certificate of Incorporation provides that any acquisition and continued holding or ownership of our capital stock constitutes a continuous representation of compliance with the applicable ownership limit by the beneficial or constructive owner of such stock.

Any purported transfer or other event that would, if effective, violate the ownership limit or cause the Company to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will be deemed void ab initio with respect to that number of shares of our capital stock that would be owned by the transferee in excess of the applicable ownership limit provision. Such shares would automatically be transferred to a trust with the Company or its designated successor serving as trustee, for the exclusive benefit of a charitable beneficiary to be designated by us.

Any shares so held in trust will be issued and outstanding shares of our capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by us with respect to the shares held in trust will be held by the trustee for the benefit of the designated charitable beneficiary. The trustee will have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The prohibited owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust if the record date for such dividends or distributions was on or after the date those shares were transferred to the trust. We can take all measures we deem necessary in order to recover such amounts, including, if necessary, withholding any portion of future dividends payable on other shares of our capital stock held by such prohibited owner.

Within twenty (20) days after receiving notice from the Company that the shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the applicable ownership limitations (a “permitted transferee”).  The trustee will pay to the aforementioned prohibited owner the lesser of: (i) the price paid by such prohibited for the shares or, if such prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction or a Non-Transfer Event (as defined in the Certificate of Incorporation)), the Market Price (generally, the last reported sale price for the shares on the NYSE) on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale of such shares to the permitted transferee (net of any commissions and other expenses of sale). The excess (if any) of (x) the sale proceeds from the transfer to the permitted transferee over (y) the amount paid to the prohibited owner, will be distributed to the charitable beneficiary.

We or our designee will have the right to purchase any shares-in-trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift, devise or other such transaction or a Non-Transfer Event (as defined), the Market Price (generally, the last reported sale price for the shares on the NYSE) at the time of such gift, devise or Non-Transfer Event) and (ii) the Market Price on the date that we, or our designee, accept such offer.

The ownership limit provision will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to our Certificate of Incorporation. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the Company without the approval of our board of directors.

All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Treasury Regulations promulgated under the Internal Revenue Code) of the value of our outstanding shares of capital stock must file an affidavit with us containing the information specified in our Certificate of Incorporation before January 30 of each year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Stock Exchange Listing

Our common stock is currently listed on the New York Stock Exchange under the symbol “CBL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited.

THE OPERATING PARTNERSHIP AGREEMENT

We have summarized the material terms and provisions of the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, as amended, which we refer to as the “Operating Partnership Agreement.” The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Operating Partnership Agreement filed as an exhibit to our Current Report on Form 8-K filed pursuant to the Exchange Act with the SEC on November 2, 2021 that is incorporated by reference into this prospectus.

Management of the Operating Partnership

The Operating Partnership is a Delaware limited partnership that was formed on July 16, 1993. The general partner of the Operating Partnership, CBL Holdings I, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company. The limited partners of the Operating Partnership are CBL Holdings II, Inc., a Delaware corporation that is another wholly owned subsidiary of the Company, and other limited partners consisting of unaffiliated third parties who have elected to remain limited partners of the Operating Partnership following the Company’s emergence from bankruptcy.

We conduct substantially all of our business in or through the Operating Partnership and exercise exclusive and complete responsibility and discretion in its day-to-day management and control. As sole shareholder of the general partner, we have the power to cause the Operating Partnership to do all things necessary to conduct the business of the Operating Partnership and its subsidiaries, including without limitation: (i) approval of all expenditures and management of funds of the Operating Partnership, including all lending or borrowing of money; (ii) the acquisition, disposition, use and management of all real estate and other assets of the Operating Partnership, including the negotiation, execution and performance of all related contracts, mortgages, deeds of trust or other instruments and controlling all decisions as to whether to use cash or REIT stock to satisfy any exchange rights that limited partners may exercise under the Operating Partnership Agreement; (iii) all distributions of cash or other assets of the Operating Partnership; (iv) the selection, employment and dismissal of all officers, employees and outside agents, professionals or contractors as needed to carry out the business of the Operating Partnership; (v) the making of all required tax, regulatory and other filings for the Operating Partnership; (vi) maintenance of insurance for the benefit of the Operating Partnership and its partners; (vii) control over the Operating Partnership’s formation, acquisition of interests in and contribution of property to any other partnerships, joint ventures or limited liability companies to further its business, including the right to vote any interests held by the Operating Partnership in such other entities; (viii) the control of any legal or administrative proceedings or other forms of dispute resolution concerning claims or matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any such matter, any related indemnification obligations, and legal representation and expenses of the Operating Partnership related thereto; (ix) determination of the fair market value of any property of the Operating Partnership distributed in kind; and (x) the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Operating Partnership and another person that is not prohibited under the Operating Partnership Agreement.  Under the operating agreement, the general partner is generally prohibited from, directly or indirectly, entering into or conducting any business other than in connection with the ownership, acquisition and disposition of Operating Partnership interests, management of the business of the Operating Partnership, related activities.

The general partner may not be removed by the limited partners of the Operating Partnership and the limited partners, in such capacity, do not have any right to vote on any matter concerning, or otherwise take part in the operation, management or control of, the business and affairs of the Operating Partnership, except as specifically provided in the Operating Partnership Agreement and as required by applicable law.

Under the Operating Partnership Agreement, each limited partner agrees that the general partner, subject to limited exceptions, is authorized to execute, deliver and perform each of the agreements and transactions falling within the scope of the general partner’s authority as described above on behalf of the Operating Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of the Operating Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act (“Delaware RULPA”) or any applicable law, rule or regulation, to the full extent permitted under the Delaware RULPA or other applicable law.  The Operating Partnership Agreement also provides that the limited partners, including any officer, director, employee, agent, trustee, affiliate or shareholder of any Limited Partner, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Operating Partnership, including business interests and activities in direct or indirect competition with the Operating Partnership.

Transferability of Interests

The general partner may not withdraw from the Operating Partnership and, in general, is not permitted to transfer its interest in the Operating Partnership, in whole or in part.  The general partner also is required to use its commercially reasonable efforts (as determined by the general partner in its sole discretion exercised in good faith) to take certain steps prescribed in the Operating Partnership Agreement to prevent the Operating Partnership from being classified as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code of 1986.

Subject to certain limitations set forth in the Operating Partnership Agreement, limited partners generally may transfer their interests in the Operating Partnership, subject to obtaining the consent of the general partner, which consent may be withheld for one of the reasons listed below, or if the general partner determines in its sole discretion, exercised in good faith, that such a transfer would cause the Operating Partnership or any or all of the partners, other than the limited partner seeking to transfer its rights as a limited partner, to be subject to tax liability as a result of such transfer.  The general partner may prohibit any transfer of an interest by a limited partner for any of the following reasons, each as detailed under the terms of the Operating Partnership Agreement: (i) if the transfer could violate applicable securities laws; (ii) if the transfer could affect the tax status of the Operating Partnership; (iii) if the transfer could result in units being held by any lender to the Operating Partnership whose loan constitutes a Nonrecourse Liability (as defined in Section 1.752-2(a)(2) of Income Tax Regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations) (the “Regulations”)); (iv) to any person or entity who lacks the legal right, power or capacity to own an Operating Partnership interest; (v) in violation of applicable law; (vi) if in the opinion of legal counsel to the Operating Partnership, such transfer would cause a termination of the Operating Partnership for federal or state income tax purposes (subject to limited exceptions); (vii) if in the opinion of counsel to the Operating Partnership, such transfer would cause the Operating Partnership to cease to be classified as a partnership for federal income tax purposes (subject to limited exceptions); (viii) if such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Internal Revenue Code); (ix) if such transfer would, in the opinion of counsel to the Operating Partnership, cause any portion of the assets of the Operating Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (x) if such transfer requires the registration of such interest pursuant to any applicable federal or state securities laws; (xi) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Internal Revenue Code or such transfer causes the Operating Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Internal Revenue Code; (xii) if such transfer subjects the Operating Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (xiii) if such transfer could otherwise adversely affect the ability of the REIT to remain qualified as a REIT; or (xiv) if in the opinion of legal counsel for the Operating Partnership, such transfer would adversely affect the ability of the REIT to continue to qualify as a REIT or subject the REIT to any additional taxes under Section 857 or Section 4981 of the Internal Revenue Code.  Limited partners also are prohibited from transferring any component portion of an Operating Partnership interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of such interest, and do not have the right to substitute a transferee as a Substituted Limited Partner in the Operating Partnership without the consent of the general partner.

Amendments of the Partnership Agreement

Except to the extent expressly otherwise provided below, the Operating Partnership Agreement may not be amended unless such amendment is approved by the general partner with the prior consent (in general, requiring affirmative the consent of holders of a majority of the percentage interests held by limited partners) of the limited partners; provided that no amendment of the Operating Partnership Agreement may be made without the consent of all of the affected limited partners if such amendment (i) converts any limited partner’s interest in the Operating Partnership into a general partnership interest (other than the general partner if the general partner is also a limited partner), (ii) modifies the limited liability of any limited partner (if the general partner is also a limited partner), or (iii) alters or modifies the rights described under “Redemption/Exchange Rights” below in a manner adverse to such partner.

Notwithstanding the foregoing, the general partner has the power, without the consent of any limited partner, to amend the Operating Partnership Agreement as may be required to facilitate or implement any of the following: (i) to add to the obligations of the general partner or surrender any right or power granted to the general partner or any affiliate of the general partner for the benefit of the limited partners; (ii) to reflect the admission, substitution, termination or withdrawal of partners in accordance with the Operating Partnership Agreement; (iii) to set forth the rights, powers and duties of the holders of any additional partnership units issued pursuant to the Operating Partnership Agreement (including, without limitation, amending the distribution and allocation provisions set forth therein); (iv) to reflect any change that does not adversely affect the limited partners in any material respect, to cure any ambiguity, to correct or supplement any defective provision in the Operating Partnership Agreement or to make other changes with respect to matters arising under the Operating Partnership Agreement that will not be inconsistent with any other provision thereof; and (v) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulations of a federal or state agency or contained in federal or state law.

Distributions to Unitholders

The Operating Partnership Agreement provides that the general partner shall have the exclusive right and authority to declare and cause the Operating Partnership to make distributions as and when the general partner deems appropriate or desirable in its sole discretion.  It also provides that, for so long as the REIT elects to qualify as a real estate investment trust, the Operating Partnership shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the REIT as a real estate investment trust, to make distributions to the Partners in amounts such that the REIT will receive amounts sufficient to enable the REIT to pay shareholder dividends that will (i) satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code and the Regulations and (ii) avoid any federal income or excise tax liability for the REIT.

Redemption/Exchange Rights

Subject to certain limitations, limited partners have the right to require the REIT and the Operating Partnership to redeem or exchange part or all of their units for, at the general partner’s option, cash, REIT common stock or a combination of cash and REIT common stock with a value equal to the fair market value of an equivalent number of shares of REIT common stock (subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events).

Issuance of Additional Units

Without the consent of any limited partner, the general partner may from time to time cause the Operating Partnership to issue to the partners (including the general partner) or other persons additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to the current limited partnership units of the Operating Partnership, and admit any such other person as an additional limited partner.

Tax Matters

The general partner has authority to make tax elections under the Internal Revenue Code on behalf of the Operating Partnership.  In addition, for taxable years beginning before January 1, 2018, the general partner is the “tax matters partner” of the Operating Partnership.  For tax years beginning on or after January 1, 2018, the general partner shall act as or appoint the “partnership representative” to act on behalf of the Operating Partnership for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the Internal Revenue Service.

Term

The Operating Partnership shall continue until December 31, 2090 (as such date may be extended by the general partner in its sole discretion), unless it is dissolved upon the occurrence of the earliest of the following events: (i) an event of withdrawal of the general partner, as defined in the Delaware RULPA (other than an event of Bankruptcy), unless, within ninety (90) days after the withdrawal a majority in interest of the remaining partners consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner; (ii) the election to dissolve the Operating Partnership made in writing by the general partner in its sole discretion after December 31, 2090; (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware RULPA; (iv) the sale of all or substantially all the assets of the Operating Partnership for cash or marketable securities (subject to any required Consent of the limited partners); (iv) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety (90) days after of the entry of such order or judgment a majority in interest of the remaining partners consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner ; or (v) dissolution required by operation of law.

Indemnification and Limitation of Liability

The Operating Partnership Agreement provides that the general partner and its directors and officers shall not be liable for monetary damages to the Operating Partnership, any partners or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the general partner acted in good faith.  It further provides that the limited partners expressly acknowledge that the general partner is acting on behalf of the Partnership and the general partner’s shareholders collectively, that the general partner is under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to limited partners or assignees or to such shareholders) in deciding whether to cause the Operating Partnership to take (or decline to take) any actions and that the general partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions, provided, however, that the general partner has acted in good faith.

Subject to certain limitations set forth therein, the Operating Partnership Agreement also provides that, the maximum extent permitted by applicable law at the time, the Operating Partnership, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify each Indemnitee (as defined below) from and against any and all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes pursuant to ERISA, and penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee and relating to the Operating Partnership or the general partner or the formation, operations of or ownership of property by, either of them as set forth in the Operating Partnership Agreement in any proceeding in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.  Under the Operating Partnership Agreement, an “Indemnitee” is defined as (a) any person made a party to a proceeding or threatened with being made a party to a proceeding by reason of its status as (i) the general partner, (ii) a limited partner or (iii) an officer of the Operating Partnership (or any subsidiary or other entity in which the Operating Partnership owns an equity interest) or a trustee/director, officer or shareholder of the general partner (or any subsidiary or other entity in which the general partner owns an equity interest (so long as the general partner’s ownership of an interest in such entity is not prohibited under the agreement) or for which the general partner, acting on behalf of the Operating Partnership, requests the trustee/director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan) and (b) such other persons (including affiliates of the general partner, a limited partner or the Operating Partnership) as the general partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

Any such indemnification is to be made only out of the assets of the Operating Partnership and any insurance proceeds from the liability policy covering the general partner and any Indemnitees, and neither the general partner nor any limited partner shall have any obligation to contribute to the capital of the Operating Partnership or otherwise provide funds to enable the Operating Partnership to fund such indemnification.

Arbitration Clause

The Operating Partnership Agreement provides that any dispute, controversy, suit, action or proceeding arising out of or relating thereto, other than injunctive relief, will be resolved exclusively by arbitration, pursuant to procedures set forth in the Operating Partnership Agreement.  It also provides that, if such agreement to arbitrate is held invalid or unenforceable, then, to the extent not prohibited by applicable law that cannot be waived, each partner and the Operating Partnership waive and covenant that the partner and the Operating Partnership will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any action arising in whole or in part under or in connection with the Operating Partnership Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the material U.S. federal income tax considerations associated with an investment in our securities is based on current law, is for general information only, and is not tax advice. This summary is based on the Internal Revenue Code, Treasury Regulations, administrative interpretations and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to any of the tax consequences described below. Furthermore, the following discussion is not exhaustive of all possible tax considerations applicable to our Company as a REIT and to our security holders. It does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of United States federal income taxation that may be relevant to a security holder in light of his or her particular circumstances or to stockholders who are subject to special treatment under the United States federal income tax laws.

This summary deals only with offered securities held as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code) and does not address all of the tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, dealers in securities or currencies, persons subject to the mark-to-market rules of the Internal Revenue Code, persons that will hold our common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations.

In addition, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of our offered securities.

Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our Company, including the possibility of United States income tax withholding on our distributions.

Taxation of CBL

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in a manner qualifying us for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, although no assurances can be given that we will operate in a manner necessary to qualify or remain qualified as a REIT.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations.

In connection with this filing, Husch Blackwell LLP has rendered an opinion to us that (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code during our taxable years ended December 31, 2005 through December 31, 2021, (ii) if we continue to be organized and operated after December 31, 2021 in the same manner, we will continue to qualify as a REIT, and (iii) the disclosure statements under this heading "Material U.S. Federal Income Tax Considerations" constitute their opinion with respect to tax matters. This opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell LLP as to factual matters relating to our organization, operation and income, and upon certain representations made by our Chief Legal Officer to Husch Blackwell LLP as to factual and legal matters relating to our income. Husch Blackwell LLP’s opinion also is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws. The tax opinion of Husch Blackwell LLP is limited to this discussion under the heading “Material U.S. Federal Income Tax Considerations” and is filed as an exhibit to the registration statement of which this prospectus is a part.

Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code as discussed below. Our annual operating results will not be reviewed by Husch Blackwell LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

For as long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the “double taxation” (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years beginning after the first taxable year for which the loss of REIT status occurred. For a discussion of the tax consequences of failure to qualify as a REIT, see “Material U.S. Federal Income Tax Considerations-Failure to Qualify” below.

Even if we qualify for taxation as a REIT, we may be subject to U.S. federal income tax as follows:

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First, we will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gain. However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gain income to our stockholders on a proportional basis.

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Second, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property means property acquired by reason of a default on a lease or any indebtedness held by a REIT.

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Third, if we have net income from “prohibited transactions” (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than (i) property held for at least two years that qualifies for a statutory safe harbor, (ii) foreclosure property, and (iii) property involuntarily converted), such income will be subject to a 100% penalty tax.

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Fourth, if we should fail to satisfy the gross income tests or the asset tests, and nonetheless maintain our qualification as a REIT because certain other requirements have been satisfied, we will ordinarily be subject to a penalty tax relating to such failure, computed as described below. Similarly, if we maintain our REIT status despite our failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we must pay a penalty of $50,000 for each such failure.

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Fifth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed.

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Sixth, if we acquire in the future any asset from a “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 5-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.

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Seventh, if we receive non-arm’s-length income as a result of services provided by a taxable REIT subsidiary, defined below, to our tenants, or if we receive certain other non-arm’s-length income from a taxable REIT subsidiary, we can be subject to a 100% corporate level tax on the amount of the non-arm’s-length income. A 100% excise tax is imposed on “redetermined TRS service income,” which is income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, its associated REIT and which would otherwise be increased on distribution, apportionment, or allocation under Section 482 of the Internal Revenue Code.

Requirements for Qualification

Organizational Requirements

In order to remain qualified as a REIT, we must continue to meet the various requirements under the Internal Revenue Code, discussed below, relating to our organization and sources of income, the nature of our assets, distributions of income to our stockholders, and our diversity of stock ownership.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest,

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code,

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code,

(5)	the beneficial ownership of which is held by 100 or more persons,

(6)

not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year, and

(7)	that meets certain other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our Certificate of Incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate, unless we are eligible for the specified relief provisions described below. These transfer restrictions are described under the caption “Description of Capital Stock - Restrictions on Ownership and Transfer” in this prospectus. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its U.S. federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.

We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock described above, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

Additionally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Qualified REIT Subsidiaries. We currently have one “qualified REIT subsidiary,” CBL Holdings II, Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests.

Taxable REIT Subsidiaries. We have established several “taxable REIT subsidiaries,” including CBL Holdings I, Inc. and the Management Company, and may establish additional taxable REIT subsidiaries in the future. A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Partnerships. In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income, deduction and credit of the Operating Partnership and the property partnerships will be treated as our assets, liabilities and items of income, deduction and credit for purposes of applying the requirements described in this section, provided that the Operating Partnership and property partnerships are treated as partnerships for U.S. federal income tax purposes.

Under the rules applicable to U.S. federal income tax audits of partnerships (including partnerships in which we are a partner) and the collection of any tax resulting from such audits or other tax proceedings, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Because these rules are relatively new, although it is uncertain how these rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The application of these rules depend in many respects on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury.

Income Tests

In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive from any taxable REIT subsidiary, including with respect to our indirect ownership interest in the Management Company, as well as interest that we receive on any loan to the Management Company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

Rents received or deemed to be received by us will qualify as “rents from real property” for purposes of the gross income tests only if several conditions are met:

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First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

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Second, rents received from a tenant will not qualify as rents from real property if we, or a direct or indirect owner of 10% or more of our stock, owns, directly or constructively, 10% or more of the tenant, except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Certain obligations secured by a mortgage on both real property and personal property will be treated as a qualifying real estate asset and give rise to qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property.

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Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income (“UBTI”) under the Internal Revenue Code. Services that would give rise to UBTI if provided by a tax exempt organization must be provided either by the Management Company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a  de minimis  amount. However, rents will not be disqualified if a REIT provides  de minimis  impermissible services. For this purpose, services provided to tenants of a property are considered  de minimis  where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

Substantially all of our income is derived from our partnership interest in the Operating Partnership. The Operating Partnership’s real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The Operating Partnership’s income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives dividend income from its interest in the Management Company.

None of us, the Operating Partnership or any of the property partnerships has a plan or intention to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., the Management Company and certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to “unrelated business taxable income” as defined in Section 512(a) of the Internal Revenue Code.

For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% and 10% asset tests described below.

Certain foreign currency gains are excluded from gross income for purposes of the 75% and 95% gross income tests.

As a REIT, we are subject to a 100% penalty tax on income from “prohibited transactions” (generally, income derived from the sale of property held primarily for sale to customers in the ordinary course of business). We intend to hold our properties for investment with a view to long term appreciation and to engage in the business of acquiring, developing, and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax. We believe that no asset owned by us, the Operating Partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the Operating Partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% penalty tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property.

Under the Internal Revenue Code, a safe harbor allows us to avoid prohibited transaction treatment if, among other things, (i) we held the disposed property for at least two years and (ii) during the taxable year in which the relevant property was disposed (a) we did not make more than seven property sales, or (b) the aggregate adjusted basis of all properties sold by us during the taxable year did not exceed 10% of our aggregate adjusted basis in our assets as of the beginning of such taxable year, or (c) the aggregate fair market value of all properties sold by us during the taxable year did not exceed 10% of the aggregate fair market value of our assets as of the beginning of such taxable year. For tax years beginning after December 18, 2015, the 10% limitation (both for the aggregate adjusted basis test and the aggregate fair market value test) has been increased to 20% as long as the 3-year average percentage of properties sold during the taxable year, computed in the manner provided in the Internal Revenue Code, does not exceed the 10% limitation. We and the Operating Partnership will attempt to comply with the terms of the applicable safe harbor provisions in the Internal Revenue Code to avoid the characterization of asset sales as prohibited transactions. We may not always be able to comply with the safe harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “-Taxation of CBL,” even if these relief provisions apply, a tax would be imposed attributable to our non-qualifying income.

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Under current law, income from “hedging transactions” will not constitute gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. In addition, income from hedging transactions made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests. We must properly identify any such hedges in our books and records before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. If a REIT enters into a qualifying hedge but disposes of the underlying property (or a portion thereof) or the underlying debt (or a portion thereof) is extinguished, the REIT can enter into a hedge of the original qualifying hedge, and income from the subsequent hedge will also not be included in income for purposes of the 75% or 95% gross income tests. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Asset Tests

In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of any stock offering or any long-term (at least five years) debt offering, cash items and government securities. Real estate assets are defined to include debt instruments issued by publicly offered REITs that are not secured by a real estate asset (a “nonqualified publicly offered REIT debt instrument”). Although treated as a real estate asset, the interest income and gain on the sale of a nonqualified publicly offered REIT debt instrument do not qualify for purposes of the 75% gross income test, and not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.

Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer or (2) 10% of the outstanding voting securities of any one issuer.

“Cash” includes foreign currency for purposes of the 75% asset test if we (or one of our qualified business units) use such foreign currency as our functional currency, but only to the extent such currency is held for use in the normal course of our (or our qualified business unit’s) activities that produce income qualifying for purposes of the 75% and 95% income tests. If we meet the REIT asset tests as of the close of a quarter we will not fail to meet such tests at the end of a subsequent quarter solely because of a discrepancy caused by fluctuations in foreign currency exchange rates.

Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for an exception set forth in the Internal Revenue Code. Solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding certain securities), valuing any debt instrument at its adjusted issue price.

In addition to the asset tests described above, we are prohibited from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a “taxable REIT subsidiary.” The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test, and also are exempt from the 5% asset test. However, no more than 20% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries. While we have a number of direct or indirect wholly owned taxable REIT subsidiaries that are utilized in the operation of our business, including CBL Holdings I, Inc. and the Management Company, we believe that we have maintained compliance with these requirements and intend to continue to do so.

It should be noted that this 20% value limitation must be satisfied at the end of any quarter in which we increase our interest in the Management Company or any other taxable REIT subsidiary. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of common stock (or we otherwise acquire additional interests in the Operating Partnership), we will thereby increase our proportionate (indirect) ownership interest in the Management Company, thus requiring us to recalculate our ability to meet the 20% value test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy this value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the Operating Partnership’s overall interest in the Management Company.

The rules regarding taxable REIT subsidiaries contain provisions generally intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to, or rental, service or other agreements with, its taxable REIT subsidiary are determined not to be on arm’s length terms. No assurance can be given that our loans to, or rental, service or other agreements with, our taxable REIT subsidiaries will be on arm’s length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our noncorporate stockholders during that year as “qualified dividend income” eligible to be taxed at reduced rates to noncorporate recipients. See “Taxation of U.S. Stockholders” below.

We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot ensure that these steps always will be successful.

If we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests generally within six months after the last day of the quarter in which we identify the failure. In addition, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests generally within six months after the last day of the quarter in which the failure was identified; and (iv) we pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the earlier of the date we dispose of such assets or the end of the quarter in which we come into compliance with the asset tests.

Annual Distribution Requirements

In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount equal to at least:

(A)

the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (2) 90% of the net income (after-tax), if any, from foreclosure property, minus

(B)	the sum of certain items of noncash income.

In addition, if we dispose of any asset with built-in gain during the 5-year period beginning on the date we acquired the property from a “C” corporation, we will be required, according to guidance issued by the Internal Revenue Service, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. The aggregate amount of dividends designated by the REIT as a capital gain dividend or qualified dividend income cannot exceed the dividends paid or deemed paid by the REIT under Section 858 of the Internal Revenue Code with respect to such year.

In addition, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset.

To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates (currently 21%). If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders’ long-term capital gains.

Furthermore, if we should fail to distribute during each calendar year at least the sum of:

(1) 85% of our ordinary income for the year,

(2) 95% of our net capital gain income for the year, and

(3) any undistributed taxable income from prior periods,

we would be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

Our taxable income consists substantially of our distributive share of the income of the Operating Partnership. We expect that our taxable income will be less than the cash flow we receive from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement, although we also reserve the right to pay any or all of our common stock dividends in a combination of shares of stock and cash in accordance with any applicable Internal Revenue Service guidance.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or, subject to certain requirements, to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and any sale of common stock resulting from such distribution could adversely affect the price of our common stock.

In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential, i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. The requirement that distributions must not be preferential does not apply to our distributions provided we qualify as a “publicly offered REIT.” We believe that we are, and expect that we will continue to be, a publicly offered REIT.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 20%. The 3.8% Medicare tax also is applicable to dividend income for certain U.S. stockholders. See “Taxation of U.S. Stockholders – Medicare Tax” below. In addition, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and noncorporate distributees may be eligible to treat the dividends as “qualified dividend income” taxable at capital gain rates. See “Taxation of U.S. Stockholders” below. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

As used in this section, the term “U.S. stockholder” means a beneficial owner of our common or preferred stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder’s shares, and distributions in excess of the U.S. stockholder’s tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually pay the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

In general, dividends paid by REITs are not eligible for the 20% maximum tax rate on “qualified dividend income” and, as a result, our ordinary REIT dividends will continue to be taxed at the higher ordinary income tax rate. However, individuals, estates and trusts who receive our ordinary REIT dividends will generally be entitled to deduct 20% of the distribution amount, so that the effective rate of federal income tax on the dividends is 80% of the ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as “qualified dividend income,” however, to the extent we have dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent our dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. Pursuant to Section 857(g) of the Internal Revenue Code, the aggregate amount of dividends designated by us as qualified dividend income or capital gain dividends (discussed below) with respect to any taxable year is limited to the amount of dividends paid by us with respect to such year. For these purposes, dividends paid after the close of the taxable year pursuant to Section 858 of the Internal Revenue Code shall be treated as paid with respect to such year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Taxation of CBL” above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend - an ordinary dividend or a capital gain dividend, as the case may be - regardless of our earnings and profits.

For purposes of determining whether distributions to our stockholders are out of current or accumulated earnings and profits, our earnings and profits are allocated first to any outstanding preferred stock and then to our outstanding common stock.

Under the recently enacted Tax Cuts and Jobs Act, for tax years beginning after December 31, 2017 and prior to January 1, 2026, noncorporate stockholders are generally eligible to deduct up to 20% of the amount of ordinary REIT dividends that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

Dividends Paid Through a Combination of Cash and Issuance of Additional Shares of Stock

To maintain our qualification as a REIT, we are required each year to distribute to stockholders at least 90% of our net taxable income after certain adjustments. While we currently expect to pay dividends on our common stock in cash, depending on our liquidity needs, we reserve the right to pay any or all of our common stock dividends in a combination of shares of common stock and cash in accordance with any applicable Internal Revenue Service guidance. As a result of such a distribution, a U.S. holder generally must include the sum of the value of the common stock and the amount of cash received in its gross income as dividend income to the extent that such holder’s share of such a distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any common stock received as part of a distribution generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of the holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the stock it receives as a dividend in order to pay this tax and the sales proceeds are less than the amount required to be included in income with respect to the dividend, such holder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. (Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividend, including the portion that is payable in stock. For additional information, see “Special Tax Considerations for Non-U.S. Stockholders” below.) A holder that receives common stock pursuant to a distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock, and a holding period in such common stock that begins on the payment date for the distribution.

Future dividends are determined in the discretion of our board of directors and depend on actual and projected cash flow, financial condition, funds from operations, earnings, capital requirements, the annual REIT distribution requirements, contractual prohibitions or other restrictions, applicable law and such other factors as our board of directors deems relevant.

Capital Gain Dividends

Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain and to the extent they do not exceed the limitation under Section 857(g) of the Internal Revenue Code discussed above, for the taxable year without regard to the period for which the stockholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 20% for long-term capital gain, but such capital gains also will be subject to the 3.8% Medicare tax on certain U.S. stockholders. See “Medicare Tax” below. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our “unrecaptured Section 1250 gain.”

If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Redemptions

The treatment accorded to any redemption of stock by us for cash can only be determined on the basis of particular facts as to each holder at the time of redemption. Under Section 302 of the Internal Revenue Code, a redemption of our stock will be treated as a sale or exchange of such stock only if the redemption (i) results in a “complete termination” of the holder’s actual and constructive interest in all classes of our stock, (ii) is “substantially disproportionate” with respect to such holder’s interest in our stock, (iii) is “not essentially equivalent to a dividend” with respect to the holder, or (iv) in the case of noncorporate stockholders, is in “partial liquidation” of us. The determination of ownership for purposes of the foregoing tests will be made by taking into account both shares actually owned by such holder and shares constructively owned by such holder pursuant to Section 318 of the Internal Revenue Code.

If the redemption of stock does not meet any of these tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received will be treated as a distribution by us with respect to our stock, which will be treated as a dividend to the extent of our current or accumulated earnings and profits. If the redemption is treated as a dividend, the holder’s adjusted tax basis in the redeemed stock will be transferred to any other stock of ours directly held by the holder. If the holder owns no other stock of ours but is deemed to hold the stock of a related person, under certain circumstances, such basis may be transferred to such related person, or it may be lost entirely.

If a redemption of our stock otherwise treated as a sale or exchange of such stock occurs when there is a dividend arrearage on such stock, a portion of the cash received might be treated as a dividend distribution. The holder will have dividend income to the extent that the dividend arrearage has been declared or the facts show that we were legally obligated to pay the dividend. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that we were legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as dividend income.

Passive Activity Loss and Investment Interest Limitations

Our distributions and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against this income or gain. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our common stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Certain Dispositions of Our Common Stock

A U.S. stockholder will recognize gain or loss on any taxable sale or other disposition of our common stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the U.S. stockholder’s adjusted basis in the common stock. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder held the securities for more than one year. Noncorporate U.S. stockholders are generally taxable at a current maximum rate of 20% on long-term capital gain, but such capital gains also will be subject to the 3.8% Medicare tax on certain U.S. stockholders. See “Medicare Tax” below. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. stockholders) to a portion of capital gain realized by a noncorporate U.S. stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. Generally, a corporate U.S. stockholder will be subject to tax at a rate of 21% on capital gain from the sale of our common stock regardless of its holding period for the stock.

In general, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent distributions (actually made or deemed made in accordance with the discussion above) from us are required to be treated by such U.S. stockholder as long-term capital gain.

Foreign Account Tax Compliance Act Legislation

The Foreign Account Tax Compliance Act imposes a withholding tax of 30% on dividends and, after December 31, 2018, on gross proceeds from the sale, exchange, redemption or other disposition of our stock paid to certain foreign financial institutions, investment funds and other non-U.S. persons unless various certification, information reporting and certain other requirements are satisfied. In addition, certain countries have entered into intergovernmental agreements with the United States which provide for alternative methods for compliance and withholding obligations for entities domiciled within the country. Accordingly, the status and domicile of the entity through which our stock is held will affect the determination of whether such withholding is required. Similarly, dividends and gross proceeds from the disposition of our stock held by an investor that is a non-financial non-U.S. entity generally will be subject to withholding at a rate of 30% unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners,” (ii) provides certain information regarding its “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury, or (iii) complies with the requirements of an applicable intergovernmental agreement. If the payee is a foreign financial institution, it must comply with the terms of an applicable intergovernmental agreement or enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. We will not pay any additional amounts to holders in respect of any amounts withheld.

Medicare Tax

A 3.8% Medicare tax is imposed on certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds. This tax applies to dividends on and gain from the disposition of our shares. Prospective investors are encouraged to consult their own tax advisors regarding the implications of the Medicare tax on their investment in our stock.

Treatment of Tax-Exempt U.S. Stockholders

Our distributions to and any gain upon a disposition of our common stock by a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of our common stock with “acquisition indebtedness” within the meaning of the Internal Revenue Code and that the common stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a “pension-held REIT” (which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as UBTI. For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains, and will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as “non-U.S. stockholders,” are complex, and the following discussion is intended only as a summary of these rules. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. stockholder. Special rules may apply to certain non-U.S. stockholders such as “controlled foreign corporations” and “passive foreign investment companies.” Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder).

Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to a 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and therefore will be subject to U.S. income tax at the rates applicable to U.S. stockholders, without regard to whether such distribution is designated as a capital gain dividend. The properties owned by the Operating Partnership generally are USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our common stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. stockholder from the sale or exchange of a USRPI if (1) our common stock is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the 1-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. stockholder, and the tax consequences to the non-U.S. stockholder will be as described above under “Ordinary Dividends.”

Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax) or (2) the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

We generally will be required to withhold and remit to the Internal Revenue Service 21% (or 20% to the extent provided in Treasury Regulations) of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 21% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 10% of our common shares while such shares are regularly traded on an established securities market. Instead, those amounts will be treated as described above under “Ordinary Dividends.”

Sale of our Stock. If our common stock does not constitute a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless (1) investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the common stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

The offered securities will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our common stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our common stock would be subject to tax under FIRPTA as sale of a USRPI would depend on whether the common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the common stock is listed) and on the size of the Selling Stockholders’ interest in our company. If the gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased common stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of common stock may be required to withhold 15% of the purchase price and remit that amount to the Internal Revenue Service.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

We will report to our stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect to the paid distributions.

Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our common stock. Backup withholding generally will apply if the holder:

(1)	fails to furnish its taxpayer identification number, which, for an individual, would be the individual’s social security number,
(2)	furnishes an incorrect taxpayer identification number,
(3)	is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends, or
(4)

under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Any amount paid as back-up withholding will be credited against the stockholder’s income tax liability. The back-up withholding rate for taxable years beginning after December 31, 2017, and before January 1, 2026, is 24% (otherwise the rate is 28%). In addition, we may be required to withhold a portion of any capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service.

Non-U.S. Stockholders

Proceeds from a disposition of our common stock will not be subject to information reporting and backup withholding if the beneficial owner of the common stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the common stock to provide it with a completed, executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, certifying under penalty of perjury to the beneficial owner’s non-U.S. status.

A non-U.S. stockholder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Refunds

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any U.S. federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required procedures are followed.

Tax Cuts and Jobs Act and Potential U.S. Federal Income Tax Developments

The Tax Cuts and Jobs Act was signed into law on December 22, 2017, and generally applies with respect to taxable years beginning after December 31, 2017. The Tax Cuts and Jobs Act made significant changes to the Internal Revenue Code affecting the taxation of businesses and their owners, including REITs and the stockholders of REITs, and, in certain cases, modifies the tax rules discussed herein. Among other items, the Tax Cuts and Jobs Act made the following changes:

•

For tax years beginning after December 31, 2017, and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced, and (ii) non-corporate taxpayers are permitted to take a deduction equal to 20% of certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.

•	The maximum U.S. federal income tax rate for corporations has been reduced from a maximum rate of 35% to a flat 21% rate, and the alternative minimum tax has been eliminated for corporations.
•

The maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest is reduced from 35% to 21%.

•

Certain limitations on the deductibility of interest expense now apply, which generally limit the deduction for net business interest to 30% of the borrower’s adjusted taxable income (excluding non-business income, net operating business interest income, and for taxable years beginning before January 1, 2022, depreciation and amortization). If a REIT and its taxable REIT subsidiaries qualify as real estate companies, they can elect not to be subject to such limitation in exchange for depreciation of corporate property using longer depreciation schedules than would otherwise be available.

•

Certain limitations on the ability to recognize net operating losses now apply, which limitations may affect the timing and amount of recognition of net operating losses generated by REITs and taxable REIT subsidiaries.

•

A U.S. tax-exempt stockholder that is subject to tax on its UBTI will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.

•

New accounting rules generally require taxpayers, including REITs, to recognize income items for federal income tax purposes no later than when such taxpayer takes the item into account for financial reporting purposes, which may accelerate recognition of certain income items.

The Tax Cuts and Jobs Act also makes significant changes to the taxation of international businesses, which may affect us and how we are taxed on income earned by our non-U.S. subsidiaries.

This summary is not a comprehensive discussion of the changes to U.S. federal income tax laws as a result of the enactment of the Tax Cuts and Jobs Act. The rules dealing with federal income taxation, including implementation of the changes and technical corrections to the Tax Cuts and Jobs Act, are constantly under review by the Internal Revenue Service, the United States Department of the Treasury and United States Congress. New U.S. federal income tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of us, our affiliated entities, and our stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

Potential Limitations on Our Future Use of Tax Deductions, Net Operating Loss Carryforwards and Other Tax Attributes

Under certain provisions of the Internal Revenue Code, and similar state provisions, a corporation is generally permitted to offset net taxable income in a given year with net operating losses carried forward from prior years, and its existing adjusted tax basis in its assets may be used to offset future gains or to generate annual cost recovery deductions.

In order to qualify for taxation as a REIT, we must meet various requirements including a requirement to distribute 90% of our taxable income; and, to avoid paying corporate income tax, we must distribute 100% of our taxable income. Our ability to utilize future tax deductions, net operating loss carryforwards and other tax attributes to offset future taxable income is subject to certain requirements and restrictions. We experienced an “ownership change,” as defined in section 382 of the Internal Revenue Code, in connection with our emergence from the Chapter 11 Cases, that may substantially limit our ability to use future tax deductions, net operating loss carryforwards and other tax attributes to offset future taxable income, which could have a negative impact on our financial position and results of operations. Generally, there is an “ownership change” under section 382 of the Internal Revenue Code if one or more stockholders owning 5% or more of a corporation’s common stock have aggregate increases in their ownership of such stock of more than 50 percentage points over a prescribed testing period. Under section 382 and section 383 of the Internal Revenue Code, absent an applicable exception, if a corporation undergoes an “ownership change”, certain future tax deductions (through “recognized built-in losses” arising when a company has a “net unrealized built-in loss” (NUBIL) if they are recognized within five years of the “ownership change”), net operating loss carryforwards and other tax attributes that may be utilized to offset future taxable income generally are subject to an annual limitation.

We have a significant NUBIL in our assets, as well as net operating loss carryforwards and other tax attributes at the date of emergence from the Chapter 11 Cases that would be subject to limitation under section 382.  Whether or not future tax deductions, net operating loss carryforwards and other tax attributes are subject to limitation under section 382, net operating loss carryforwards and other tax attributes are expected to be further reduced by the amount of discharge of indebtedness arising in our Chapter 11 Cases under section 108 of the Internal Revenue Code.

State and Local Taxation

We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

Tax Aspects of the Operating Partnership

The following discussion summarizes material U.S. federal income tax considerations applicable solely to our investment in the Operating Partnership through CBL Holdings I and CBL Holdings II. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we will be required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the Operating Partnership. However, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the Internal Revenue Service will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership’s allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.

Tax Allocations with Respect to Contributed Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time (the “book-tax difference”). The Operating Partnership Agreement for the Operating Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may, as to certain contributed assets, cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Requirements for Qualification - Annual Distribution Requirements” above. In addition, the application of Section 704(c) of the Internal Revenue Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest. Our adjusted tax basis in our indirect partnership interest in the Operating Partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the Operating Partnership, (2) will be increased by (a) our allocable share of the Operating Partnership’s income and (b) our allocable share of certain indebtedness of the Operating Partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the Operating Partnership’s loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the Operating Partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership’s non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.

Because CBL Holdings I, the sole general partner of the Operating Partnership, is a taxable REIT subsidiary, we will not be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Internal Revenue Code.

If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership is considered a constructive cash distribution to us.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the Operating Partnership must, when recognized by the Operating Partnership, generally be allocated to the limited partners under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section. In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the then existing unamortized pre-contribution gain will be allocated to the limited partners of the Operating Partnership, including to us.

Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s or property partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is inventory or other property held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. For more information regarding the penalty tax and gross income tests.  See “Requirements for Qualification-Income Tests” above. The Operating Partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the Operating Partnership’s and the property partnerships’ investment objectives.

LEGAL MATTERS

Certain legal and tax matters, including the validity of the shares of common stock offered hereby and certain legal matters described under “Material U.S. Federal Income Tax Considerations” in this prospectus, will be passed upon for us by Husch Blackwell LLP, Chattanooga, Tennessee. Certain partners in Husch Blackwell LLP also serve as our assistant secretaries. The Selling Stockholders, and any underwriters, brokers or dealers that may be engaged by the Selling Stockholders, will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2020 and December 31, 2021, and for each of the years in the three-year period ended December 31, 2021, all incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information filed with the SEC, which means that we can disclose important information to you by referring you directly to certain documents. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	The Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2022 (the “2021 Annual Report”);

•	The Company’s Current Reports on Form 8-K, or amendment thereto, filed with the Commission on February 1, 2022, February 23, 2022, March 29, 2022 and April 26, 2022; and

•	The Company’s Definitive Proxy Statement filed with the Commission on April 29, 2022 (the “2021 Proxy Statement”).

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, as amended, of which this prospectus is a part under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such reference and the schedules and exhibits to this prospectus. For further information regarding our company and the shares offered by this prospectus, reference is made by this prospectus to the registration statement and such schedules and exhibits.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421

(423) 855-0001

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

CBL & ASSOCIATES PROPERTIES, INC.

Up to 12,380,260 Shares

Common Stock

PROSPECTUS

May 6, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee

Securities and Exchange Commission Registration Fee	$32,570.31
Legal Fees and Expenses*	150,000
Accounting Fees and Expenses*	10,000
Miscellaneous*	5,000
Total	$197,570.31

* Estimated solely for the purpose of this Item. Actual expenses may vary.

Item 32. Sales to Special Parties

None

Item 33. Recent Sales of Unregistered Securities

The Company has previously disclosed all sales of securities which were not registered under the Securities Act of 1933, as amended (the “Securities Act”) during the last three years on its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or on its Annual Reports on Form 10-K filed with the SEC during such three-year period.

Pre-Emergence From Bankruptcy

The following issuances of securities relate to the Company prior to the effective date of the Third Amended Joint Chapter 11 Plan of the Company and its affiliated debtors dated August 11, 2021 (the “Plan”) and the Company’s emergence from bankruptcy effective November 1, 2021 (the “Effective Date”).  As a result, the issuances relate to the Company’s previously outstanding common stock, par value $0.01 per share (the “Old Common Stock”), the Company’s previously outstanding preferred stock and related depositary shares (the “Old Preferred Stock”), the Operating Partnership’s previously outstanding common and special common units of limited partnership (the “Old LP Common Interests”) and the Operating Partnership’s previously outstanding preferred units of limited partnership related to our Old Preferred Stock (the “Old LP Preferred Interests”).  Upon the Effective Date all of the outstanding Old Common Stock, Old Preferred Stock, Old LP Common Interests and Old LP Preferred Interests were cancelled.

March 6, 2020 Exchange Issuance (Disclosed in our Current Report on Form 8-K filed with the SEC on March 11, 2020)

Effective March 6, 2020, the Company, acting through its wholly owned subsidiary that serves as the general partner of the Operating Partnership approved the issuance, pursuant to the terms of the then current Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Old LP Agreement”), of an aggregate of 16,333,947 shares of the Company’s Old Common Stock in response to exchange notices previously received from the following related parties covering a like number of Old LP Common Interests in the Operating Partnership:

Limited Partner Exercising Old LP Common Interest Exchange Rights	Number of Old LP Common Interests Exchanged / Old Common Stock Shares Issued
CBL & Associates, Inc.	15,520,703
Stephen D. Lebovitz	480,297
Stephen D. Lebovitz & Lisa S. Lebovitz Irrevocable Trust Under Agreement dated April 5, 2003, Michael I. Lebovitz, Trustee	49,365
Stephen D. Lebovitz Irrevocable Trust Under Agreement dated February 27, 1998, Charles B. Lebovitz, Trustee	9,650
Michael I. Lebovitz	212,346

Michael I. Lebovitz & Lauren B. Lebovitz Irrevocable Trust Under Agreement dated March 24, 2003, Stephen D. Lebovitz, Trustee	54,155
Michael I. Lebovitz Irrevocable Trust Under Agreement dated January 6, 1995, Charles B. Lebovitz, Trustee	7,431
TOTAL	16,333,947

 The Company’s election to issue shares of Old Common Stock pursuant to these exchange transactions, each of which closed on Tuesday, March 10, 2020, was made in accordance with the Company’s right to deliver either shares of Old Common Stock, or their cash equivalent (as determined pursuant to the Old LP Agreement), to complete such exchanges.  We believe these share issuances were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof, because they did not involve a public offering or sale.  No underwriters, brokers or finders were involved in any of these transactions.

July 24, 2020 Exchange Issuance (Disclosed in our Current Report on Form 8-K filed with the SEC on July 30, 2020)

Effective July 24, 2020, the Company acting through its wholly owned subsidiary that serves as the general partner of our Operating Partnership approved the issuance, pursuant to the terms of the Old LP Agreement, an aggregate of 1,783,403 shares of the Company’s Old Common Stock in response to exchange notices previously received from the following limited partners who may be considered affiliates of the Company (other than Ben S. Landress, who became an emeritus officer of the Company effective May 8, 2020), covering a like number of Old LP Common Interests in the Operating Partnership:

Limited Partner Exercising Old LP Common Interest Exchange Rights	Number of Old LP Common Interests Exchanged / Old Common Stock Shares Issued
Ben S. Landress	120,480
Charles B. Lebovitz	756,350
Alan L. Lebovitz	155,847
Alan L. Lebovitz and Allison G. Lebovitz Irrevocable Trust U/A dated 3/24/2003, Michael I. Lebovitz, Trustee	52,980
College Station Associates	489,071
CBL/Employees Partnership/Conway	58,203
Foothills Plaza Partnership	92,793
Girvin Road Partnership	7,254
Warehouse Partnership	50,425
TOTAL	1,783,403

In addition, effective July 23, 2020, pursuant to an exchange notice previously received from non-affiliate John N. Foy, the Company issued, pursuant to the terms of the then current limited partnership agreement of the Operating Partnership, 338,331 shares of the Company’s Old Common Stock in exchange for a like number of Old LP Common Interests.

The Company’s election to issue shares of Old Common Stock pursuant to these exchange transactions was made in accordance with the Company’s right to deliver either shares of Old Common Stock, or their cash equivalent (as determined pursuant to the Old LP Agreement), to complete such exchanges.  We believe these share issuances were exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, because they did not involve a public offering or sale.  No underwriters, brokers or finders were involved in any of these transactions.

Cash Option Investments Under DRIP Plan (Originally Disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the SEC on June 6, 2020)

Although the Company previously suspended quarterly dividend payments on its Old Common Stock during 2019, a very small amount of monthly “cash option” investments in shares continued pursuant to the terms of the Company’s then current dividend reinvestment plan (the “DRIP”). Due in part to impacts on the Company’s operations and staffing resulting from ongoing efforts to address the COVID-19 pandemic, we inadvertently failed to suspend the operation of these “cash option” investments during the months of March, April and May 2020, after we lost the ability to use the Form S-3 registration statement for the DRIP due to the existing dividend arrearage with respect to our old Preferred Stock. The Company ultimately fully suspended the operation of the

DRIP, including the cash option feature but, as a result of this oversight, we issued a total of 6,134 shares of Old Common Stock that were not registered under the Securities Act for aggregate consideration of $1,346.94 prior to such suspension.

July 31, 2020 Through October 16, 2020 Exchange Issuance (Disclosed on our Current Report on Form 8-K filed with the SEC on October 22, 2020)

Between July 31, 2020 through October 16, 2020, the Company issued an aggregate of 2,351,825 additional shares of its Old Common Stock, pursuant to exchange notices received from 18 unaffiliated third party limited partners of the Operating Partnership covering a like number of Old LP Common Interests pursuant to the terms of the Old LP Agreement, as follows:

Date of Exchange	Number of Common Units Exchanged / Shares Issued
September 18, 2020	245,237
September 25, 2020	499,198
September 30, 2020	948,510
October 16, 2020	658,880
TOTAL	2,351,825

The Company’s election to issue shares of Old Common Stock pursuant to these exchange transactions was made in accordance with the Company’s right to deliver either shares of Old Common Stock, or their cash equivalent (as determined pursuant to the Old LP Agreement), to complete such exchanges.  We believe these share issuances were exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, because they did not involve a public offering or sale.  No underwriters, brokers or finders were involved in any of these transactions.

October 23, 2020 Exchange Issuance (Disclosed in our Annual Report on Form 10-K for the period ended December 31, 2020  filed with the SEC on April 8, 2021)

On October 23, 2020, the Company issued 148,554 shares of Old Common Stock to a holder of 148,554 Old LP Common Interests in connection with the exercise of the holder’s contractual exchange rights. We believe the issuance of these shares was exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, because this issuance did not involve a public offering or sale. No underwriters, brokers or finders were involved in these transactions.

In Connection with and Following the Company’s Emergence From Bankruptcy

Issuances Upon the Effective Date of the Plan (Disclosed in our Current Report on Form 8-K filed with the SEC on November 2, 2021)

On the Effective Date, by operation of the Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including (1) CBL’s Old Common Stock, and Old Preferred Stock and (2) the Operating Partnership’s Old LP Common Interests and Old LP Preferred Interests, in each case issued and outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no force or effect.

On the Effective Date, (1) CBL issued (i) 1,089,717 shares of shares of its new common stock, par value $0.001 per share (the “New Common Stock”) to (a) existing holders of the Old Common Stock and (b) certain of the existing holders of the Old LP Common Interests that elected to receive shares of New Common Stock in exchange for Old LP Common Interests, (ii) 1,100,000 shares of New Common Stock to existing holders of the Old Preferred Stock, (iii) 15,685,714 shares of New Common Stock to existing holders of the Company’s Old Senior Notes and other general unsecured claims, and (iv) 2,114,286 shares of New Common Stock to existing holders of consenting crossholder claims and (2) the Operating Partnership cancelled all of its Old LP Common Interests and issued 200,000 new common units of general partnership interests, 19,789,717 new common units of limited partnership interest (the “New LP Interests”) to subsidiaries of CBL and 10,283 New LP Interests to certain of the existing holders of Old LP Common Interests that elected to remain limited partners in the Operating Partnership.

The Company relied on Section 1145(a)(1) of the Bankruptcy Code as an exemption from the registration requirements of the Securities Act for the issuance of the New Common Stock and the New LP Interests to holders of the Old Common Stock, Old Preferred Stock, Old LP Common Interests and Old LP Preferred Interests and new Exchangeable Notes (defined below) upon any future exchange thereof.

Exchangeable Note Exchange Issuance (Disclosed  on our Current Report on Form 8-K filed with the SEC on February 1, 2022)

On December 1, 2021, CBL announced that its wholly owned subsidiary, CBL & Associates Holdco II, LLC (the “Issuer”), exercised the Issuer’s optional exchange right (the “Issuer-Elected Exchange”) with respect to all of the $150.0 million aggregate principal amount of the Issuer’s 7.0% Exchangeable Senior Secured Notes due 2028 (the “Exchangeable Notes”). The exchange date for the Issuer-Elected Exchange was January 28, 2022, and settlement of the Issuer-Elected Exchange occurred on February 1, 2022. Per the terms of the indenture governing the Exchangeable Notes, the Issuer elected to settle the Issuer-Elected Exchange in shares of the Company’s New Common Stock plus cash in lieu of fractional shares. As a result, on February 1, 2022, the Company issued 10,982,795 shares of New Common Stock to holders of the Exchangeable Notes in satisfaction of principal, accrued interest and the make-whole payment, and all of the Exchangeable Notes were cancelled in accordance with the terms of the indenture.  We believe the issuance of these shares was exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) thereof.

Item 34. Indemnification of Directors and Officers

The Company is a Delaware corporation. The Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent the Delaware General Corporation Law (the “DGCL”) or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than were permitted prior to such amendment), no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to the provisions of Section 102(b)(7) of the DGCL, this eliminates the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.  The Certificate of Incorporation also includes language providing that any repeal or amendment of this provision, or adoption of another, inconsistent provision, will, unless otherwise required by law, be prospective only (unless it permits the Company to further limit or eliminate the liability of directors), and shall not adversely affect any then-existing right.

The Company has also adopted indemnification provisions pursuant to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other things, that the Company will indemnify its officers and directors to the fullest extent permitted by law, and advance to its officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company is also required to indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements (but not in relation to any other type of proceeding initiated by an officer or director unless such proceeding was authorized by the Company’s Board of Directors), and to cover officers and directors under the Company’s directors’ and officers’ liability insurance, provided that such insurance is commercially available at reasonable expense. The Company currently maintains directors’ and officers’ insurance coverage for such purpose.  Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company’s Certificate of Incorporation and Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as a contract, they cannot be modified unilaterally in the future by the board of directors or by the shareholders to eliminate the rights they provide.

The Operating Partnership is a Delaware limited partnership. The Operating Partnership Agreement of the Operating Partnership provides that the general partner and its directors and officers shall not be liable for monetary damages to the Operating Partnership, any partners or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the general partner acted in good faith. It further provides that the limited partners expressly acknowledge that the general partner is acting on behalf of the Operating Partnership and the general partner’s shareholders collectively, that the general partner is under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to limited partners or assignees or to such shareholders) in deciding whether to cause the Operating Partnership to take (or decline to take) any actions and that the general partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions, provided, however, that the general partner has acted in good faith.

Subject to certain limitations set forth therein, the Operating Partnership Agreement also provides that, to the maximum extent permitted by applicable law at the time, the Operating Partnership, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify each Indemnitee (as defined therein) from and against any and all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes pursuant to ERISA, and penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee and relating to the Operating Partnership or the general partner or the formation, operations of or ownership of property by, either of them as set forth in the Operating Partnership Agreement in any proceeding in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.

Item 35. Treatment of Proceeds from Stock Being Registered

None.

Item 36. Financial Statements and Exhibits

(a) Financial Statements. The audited consolidated balance sheets of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2021 (successor company balance sheet) and 2020 (predecessor company balance sheet), the related consolidated statements of operations, comprehensive loss, equity, and cash flows, for the two months ended December 31, 2021 (successor company operations), the ten months ended October 31, 2021, and for each of the two years in the period ended December 31, 2020 (predecessor company operations), are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled “Incorporation by Reference.”

(b) Exhibits.  The list of exhibits filed with or incorporated by reference in this registration statement is set forth in the Exhibit Index below and is hereby incorporated by reference.

Exhibit Number	Description
2.1	Chapter 11 Plan of Reorganization, dated as of December 29, 2020 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on December 30, 2020).

2.2

Findings of Fact, Conclusions of Law, and Order (I) Confirming Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and Its Affiliated Debtors and (II) Granting Related Relief, dated August 11, 2021. (filed as Exhibit 2.1 to CBL & Associates Properties, Inc. Current Report on Form 8-K filed on August 12, 2021).

2.3

Third Amended Chapter 11 Plan (with technical modifications), as approved by the Bankruptcy Court on August 12, 2021 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed on August 10, 2021).

3.1	Second Amended and Restated Certification of Incorporation of CBL & Associates Properties, Inc (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

3.2	Fourth Amended and Restated Bylaws of CBL & Associates Properties, Inc (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

4.1

See Second Amended and Restated Certificate of Incorporation of the CBL & Associates Properties, Inc and Fourth Amended and Restated Bylaws of CBL & Associates Properties, Inc relating to the Common Stock, Exhibits 3.1 and 3.2 above.

4.2	Description of Securities (incorporated by reference from the Company’s Annual Report on Form 10-K, filed on March 31, 2022).
4.3

Indenture, dated as of November 1, 2021, among CBL & Associates HoldCo II, LLC, as issuer, CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, as a guarantor, the other guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent, related to the 10% Senior Secured Notes due 2029 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

Exhibit Number	Description

4.4

Indenture, dated as of November 1, 2021, among CBL & Associates HoldCo II, as issuer, CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, as a guarantor, the other guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent, related to the 7.0% Exchangeable Senior Secured Notes due 2028 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

5.1	Opinion of Husch Blackwell, LLP as to the legality of the securities being registered.*
8.1	Opinion of Husch Blackwell LLP as to certain federal income tax considerations.*

10.1

Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership, dated November 1, 2021 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

10.2.1	Form of Executive Employment Agreements (incorporated by reference from the Company’s Current Report on Form 8-K, filed on August 19, 2020).

10.2.2	Form of Executive Retention Bonus Agreement (incorporated by reference from the Company’s Current Report on Form 8-K, filed on August 19, 2020).

10.2.3	Form of Amended and Restated Retention Bonus Agreement for the Chairman of the Board. (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2020).

10.2.4

Form of Amended and Restated Retention Bonus Agreement for the Company’s NEOs Other Than the Chairman of the Board. (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2020).

10.2.5

CBL & Associates Properties, Inc. Named Executive Officer Annual Incentive Compensation Plan (AIP) (Fiscal Year 2021) (incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 18, 2021).

10.2.6

Form of Amended and Restated Employment Agreement, entered into May 21, 2021 with certain Company executives (incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 26, 2021).

10.2.7

Form of Second Amended and Restated Retention Bonus Agreement for the Chairman of the Board, entered into May 21, 2021 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 26, 2021).

10.2.8

Form of Second Amended and Restated Retention Bonus Agreement for the Company's NEOs Other Than the Chairman of the Board, entered into May 21, 2021 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 26, 2021).

10.2.9	2021 CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 16, 2021).

10.2.10

Form of Executive Officer Time-Vested Award Stock Restriction Agreement under CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (incorporated by reference from the Company's Current Report on Form 8-K, filed on December 21, 2021).

10.2.11

Form of Non-Employee Director Emergence Award Stock Restriction Agreement under CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (incorporated by reference from the Company's Current Report on Form 8-K, filed on December 21, 2021).

10.2.12

Form of 2022 Performance Stock Unit Award Agreement under CBL & Associates Properties, Inc. 2021 Equity Incentive Plan (incorporated by reference from the Company's Current Report on Form 8-K, filed on February 23, 2022).

10.2.13

CBL & Associates Properties, Inc. Named Executive Officer Annual Incentive Compensation Plan (AIP) (Fiscal Year 2022) (incorporated by reference from the Company’s Current Report on Form 8-K, filed on March 29, 2022).

Exhibit Number	Description

10.3

Form of Director and Officer Indemnification Agreement [updated, includes minor modification to, and replaces, version originally filed as an exhibit to the Company's Current Report on Form 8-K filed on November 2, 2021].

10.4.1	CBL & Associates Properties, Inc. Tier III Post-65 Retiree Program (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 9, 2012).

10.4.2	Summary Description of CBL & Associates Properties, Inc. Director Compensation Arrangements (incorporated by reference from the Company’s Annual Report on Form 10-K, filed March 31, 2022).

10.5

Option Agreement relating to Outparcels (incorporated by reference to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-11 (No. 33-67372), as filed with the Commission on January 27, 1994. Exhibit originally filed in paper format and as such, a hyperlink is not available).

10.6.1

Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Oak Park Mall named therein, dated as of October 17, 2005 (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.2

First Amendment to Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Oak Park Mall named therein, dated as of November 8, 2005 (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.3

Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Eastland Mall named therein, dated as of October 17, 2005 (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.4

First Amendment to Contribution Agreement and Joint  Escrow Instructions between the Company and the owners of Eastland Mall named therein, dated as of November 8, 2005 (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.5

Purchase and Sale Agreement and Joint Escrow Instructions between the Company and the owners of Hickory Point Mall named therein, dated as of October 17, 2005 (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.6

Purchase and Sale Agreement and Joint Escrow Instructions between the Company and the owner of Eastland Medical Building, dated as of October 17, 2005 (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.7

Letter Agreement, dated as of October 17, 2005, between the Company and the other parties to the acquisition agreements listed above for Oak Park Mall, Eastland Mall, Hickory Point Mall and Eastland Medical Building (incorporated by reference from the Company's Current Report on Form 8-K, filed on November 22, 2005).

10.6.8

Forms of 2022 Individual and Entity Assignments of Partnership Interests to CBL & Associates Management, Inc. (incorporated by reference from the Company’s Current Report on Form 8-K, filed on March 29, 2022).

10.7

Settlement Agreement and Release, by and between the Company, the Operating Partnership, the Management Company, JG Gulf Coast Town Center LLC and Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian, as approved by the U.S. District Court for the Middle District of Florida on August 22, 2019 (incorporated by reference from the Company’s Quarterly Report on Form 10-Q/A, filed on December 20, 2019).

10.8.1

Restructuring Support Agreement, dated as of August 18, 2020, between the Operating Partnership, REIT, Subsidiary Guarantors and Consenting Holders (incorporated by reference from the Company’s Current Report on Form 8-K, filed on August 19, 2020).

10.8.2

First Amended and Restated Restructuring Support Agreement, dated as of March 21, 2021, between the Operating Partnership, REIT, Subsidiary Guarantors and Consenting Stakeholders (incorporated by reference from the Company’s Current Report on Form 8-K, filed on March 22, 2021).

Exhibit Number	Description
10.8.3	Plan Term Sheet, dated as of March 21, 2021 (See Exhibit B to Exhibit 10.1) (incorporated by reference from the Company’s Current Report on Form 8-K, filed on March 22, 2021).

10.9

Amended and Restated Credit Agreement, dated as of November 1, 2021, among CBL & Associates HoldCo I, LLC, as borrower, CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, the lenders party thereto and Wells Fargo, National Association, as administrative agent (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

10.10

Collateral Agency and Intercreditor Agreement, dated as of November 1, 2021, among CBL & Associates HoldCo II, LLC, the subsidiary guarantors, certain other subsidiaries of CBL & Associates HoldCo II, LLC, Wilmington Savings Fund Society, FSB, as trustee under the 10% Senior Secured Notes due 2029 and Wilmington Savings Fund Society, FSB, as trustee and exchange agent under the 7.0% Exchangeable Senior Secured Notes due 2028 (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

10.11

Registration Rights Agreement, dated November 1, 2021, among CBL & Associates Properties, Inc. and the holders of registrable securities party thereto (incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 2, 2021).

21	Subsidiaries of CBL & Associates Properties, Inc.*

23.1	Consent of Husch Blackwell LLP (included in Exhibit 5.1)*

23.2	Consent of Husch Blackwell LLP (included in Exhibit 8.1)*

23.3	Consent of Deloitte & Touche LLP*

24	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table*

* Filed herewith.

Item 37. Undertakings

(i)   The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(ii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, Tennessee on May 6, 2022.

CBL & ASSOCIATES PROPERTIES, INC.
By:	/s/ Stephen D. Lebovitz
Stephen D. Lebovitz
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of CBL & Associates Properties, Inc. (the “Company”), and each of us, do hereby constitute and appoint Jonathon M. Heller, Stephen D. Lebovitz and Farzana Khaleel, our true and lawful attorneys-in-fact and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact or agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-11, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorneys and agents, or their substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on May 6, 2022.

Name	Title	Date

Chairman of the Board
Jonathon M. Heller

/s/ Stephen D. Lebovitz	Chief Executive Officer and Director	May 6, 2022
Stephen D. Lebovitz	(Principal Executive Officer)

/s/ Farzana Khaleel	Executive Vice President - Chief Financial Officer and Treasurer (Principal Financial Officer and	May 6, 2022
Farzana Khaleel	(Principal Accounting Officer)

/s/ Charles B. Lebovitz	Director	May 6, 2022
Charles B. Lebovitz

Director
Marjorie L. Bowen

/s/ David J, Contis	Director	May 6, 2022
David J. Contis

/s/ David M. Fields	Director	May 6, 2022
David M. Fields

/s/ Robert G. Gifford	Director	May 6, 2022
Robert G. Gifford

/s/ Kaj Vazales	Director	May 6, 2022
Kaj Vazales